Exhibit 2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

STATE GRID BRAZIL POWER PARTICIPAÇÕES LTDA,

STATE GRID INTERNATIONAL DEVELOPMENT LIMITED,

ESC ENERGIA S.A.,

CAMARGO CORREA S.A.,

and

each other Seller

acceding hereto in accordance with Article X

September 2, 2016

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		Page

ARTICLE VIII
TERMINATION

Section 8.1	Termination	52
Section 8.2	Effect of Termination	54

ARTICLE IX
SURVIVAL; INDEMNIFICATION

Section 9.1	Survival of Representations, Warranties and Covenants	55
Section 9.2	Indemnification by Sellers	55
Section 9.3	Indemnification by Buyer	56
Section 9.4	Third Party Claims	57
Section 9.5	Direct Claims	58
Section 9.6	Limitations on Indemnification	59
Section 9.7	Company Losses	59
Section 9.8	Remedies	60
Section 9.9	Investigation by Buyer	60
Section 9.10	Additional Agreements	60

ARTICLE X
ACCESSION

Section 10.1	Accession of Other Significant Shareholders	60
Section 10.2	Other Shareholder Parent Sale Option	61
Section 10.3	Accession by HoldCo Sellers	62

ARTICLE XI
CCSA GUARANTEED OBLIGATIONS

Section 11.1	CCSA Guaranteed Obligations	62
Section 11.2	Unconditional Nature of Guarantee	63
Section 11.3	Waivers	63

ARTICLE XII
BUYER GUARANTEED OBLIGATIONS

Section 12.1	Buyer Guaranteed Obligations	63
Section 12.2	Unconditional Nature of Guarantee	63
Section 12.3	Waiver	64
Section 12.4	Buyer Guarantor Representations and Warranties	64

ARTICLE XIII
MISCELLANEOUS

Section 13.1	Expenses	65

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Exhibits

Exhibit 1	Form of Seller Accession Agreement

Exhibit 2	Form of Director Resignation

Exhibit 3	Form of Indirect Sale Notice and Accession Agreement

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Schedules

Schedule 1.1(a)	Financial Agreements

Schedule 1.1(b)	Certain Executive Employees

Schedule 1.1(c)	Knowledge of ESC, CCSA and the HoldCo Sellers

Schedule 2.1	Initial Share Schedule

Schedule 3.3	Regulatory Approvals

Schedule 4.2(a)(ii)	Shareholders Agreements of the Company Subsidiaries

Schedule 4.3	Absence of Certain Changes

Schedule 6.1(a)	Exceptions to Interim Covenants

Schedule 6.5	Certain Matters

Schedule 9.10	Additional Agreements

Schedule 13.3	Notices Schedule for ESC, CCSA, HoldCo Sellers (if any), Buyer and Buyer Guarantor

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This SHARE PURCHASE AGREEMENT, dated as of September 2, 2016 (this “Agreement”), is entered into by and among (i) State Grid Brazil Power Participações Ltda., a limited liability company (sociedade limitada) organized and existing under the Laws of Brazil with its principal place of business in São Paulo, SP, at Avenida Paulista, No. 726, suite 1,207, room 04, Bela Vista, Zip Code 01310-910, enrolled in the National Register of Legal Entities (“CNPJ”) under No. 26.002.119/0001-97 (“Buyer”), (ii) State Grid International Development Limited, a corporation organized and existing under the Laws of Hong Kong, with its principal place of business at Suite 1304, 13F Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong, solely in its capacity as Buyer Guarantor and solely for purposes of Article XII and Article XIII (“Buyer Guarantor”), (iii) ESC Energia S.A., a corporation (sociedade anônima) organized and existing under the Laws of Brazil, enrolled with CNPJ under No. 15.146.011/0001-51, with its principal place of business in São Paulo, SP, at Av. Presidente Juscelino Kubitschek, 1909, 27th floor, Suite 11, zip code 04.543-907 (“ESC”), (iv) Camargo Correa S.A., a corporation (sociedade anônima) organized and existing under the Laws of Brazil, enrolled with CNPJ under No 01.098.905/0001-09 with its principal place of business in São Paulo, SP, at Av. Presidente Juscelino Kubitschek, 1.909, 27th floor, Torre Norte, Zip Code 04543-011 (“CCSA”), and (v) any other Seller becoming a party hereto in accordance with Article X.

W I T N E S S E T H

WHEREAS, ESC has disclosed that it is the record and beneficial owner of 234,086,204 common shares of CPFL Energia S.A. (the “Company”, and all of the common shares of the Company, collectively, being the “Shares”) that are bound by the Company Shareholders Agreement, representing approximately 23% of the issued and outstanding capital stock of the Company;

WHEREAS, CCSA has disclosed that it is the record and beneficial owner of 5,897,311 Shares, of which 5,869,876 Shares (representing approximately 0.58% of the issued and outstanding capital stock of the Company) were received as Share dividends (bonificação em ações) on the 234,086,204 Shares owned by ESC (such 5,869,876 Shares, the “Dividend Shares”);

WHEREAS, (i) Buyer desires to purchase from ESC, and ESC desires to sell to Buyer, all of ESC’s Shares that are bound by the Company Shareholders Agreement, upon the terms and subject to the conditions set forth herein and (ii) Buyer desires to purchase from CCSA, and CCSA desires to sell to Buyer, all of the Dividend Shares, upon the terms and subject to the conditions set forth herein;

WHEREAS, (i) ESC will, in accordance in all respects with the Company Shareholders Agreement, provide BB Carteira Livre I – Fundo de Investimentos em Ações , Energia São Paulo Fundo de Investimento em Ações and Bonaire Participações S.A. (together with BB Carteira Livre I – Fundo de Investimentos em Ações and Energia

São Paulo Fundo de Investimento em Ações, the “Other Significant Shareholders”) with the opportunity to exercise their rights of first refusal arising in connection with this Agreement pursuant to Section 11.3 of the Company Shareholders Agreement and (ii) pursuant to Section 11.4(III) of the Company Shareholders Agreement, each of Other Significant Shareholder may, solely on and subject to the terms of the Company Shareholders Agreement, exercise their rights arising in connection with this Agreement and the Transactions to sell to Buyer, together with ESC, their respective Shares bound by the Company Shareholders Agreement (and any Share dividends (bonificações em ações) received thereon (or resulting from stock splits thereof) on or after January 1, 2016 and prior to the Closing, but not any other Shares they may own); provided that, in the case of this clause (ii), each Other Significant Shareholder exercising such right either (A) accedes to this Agreement as a Seller in accordance with Section 10.1 or (B) causes its Other Shareholder Parent(s) to accede to this Agreement as a Seller on its behalf in accordance with Section 10.2;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with, and establish various conditions precedent to, the transactions referred to herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Financial Institution” means one of the following, or any other financial institution reasonably acceptable to Buyer: (i) Banco do Brasil S.A., (ii) Caixa Econômica Federal, (iii) Itaú Unibanco Holding S.A., (iv) Banco Bradesco S.A., (v) Banco Santander Brasil S.A., (vi) Banco Safra S.A., (vii) Banco Votorantim S.A. and (viii) Banco Citibank S.A.

“Acceptable Letter of Credit” means, with respect to any Seller, (i) an irrevocable documentary standby letter of credit, issued in favor of each Buyer Indemnified Party by an Acceptable Financial Institution, in an amount equal to 100% of such Seller’s expected Seller Purchase Price Amount, (A) which shall not terminate until the earlier of (x) termination of this Agreement with respect to such Seller and (y) the fifth anniversary of the Closing with respect to such Seller, (B) the fees for which shall, on or prior to such Seller’s date of accession to this Agreement, have been fully paid by Seller through such termination date and (C) against which any Buyer Indemnified Party shall be entitled to payment upon the occurrence of either of the two following conditions (and no other conditions) (1) delivery by such Buyer Indemnified Party of a written instruction from such Seller to the Acceptable Financial Institution issuing such letter of credit instructing such Acceptable Financial Institution to pay to such Buyer Indemnified Party the amount set forth in such written instruction and (2) delivery of written instructions from such Buyer Indemnified Party, with a copy to the applicable Seller, (x) attaching an award from an arbitral panel convened pursuant to Section 13.10 of this Agreement (or a judgment from a court of competent jurisdiction) stating that such Buyer Indemnified Party is entitled to a payment from such Seller pursuant to this Agreement and (y) instructing the Acceptable Financial Institution to pay the amount set forth in such award or judgment to such Buyer Indemnified Party or (ii) such other credit support arrangements as may be acceptable to Buyer in Buyer’ sole discretion.

“Action” has the meaning set forth in Section 3.6.

“Additional Amount” means, with respect to any Closing, an amount equal to (i) R$ 700,221,600 (i.e., 80% of the Company’s consolidated net income for fiscal year 2015, as reported in the Company’s Form 20-F for the fiscal year ended December 31, 2015, filed with the United States Securities and Exchange Commission under Commission File Number 1 32297 on April 15, 2016) divided by (ii) 366 multiplied by (iii) the number of days from and including January 1, 2016 through to and including the Closing Date for such Closing divided by (iv) 1,017,914,746.

“Additional Dividend Amount” means, with respect to any Closing, the greater of (i) zero and (ii) an amount equal to (A) the aggregate amount of any cash dividends or other cash distributions paid to Company shareholders on or after January 1, 2016 and prior to the Closing on the Closing Date or declared to Company shareholders of record as of a record date that is on or after January 1, 2016 and prior to or on the Closing Date for such Closing (other than for the dividend of approximately R$0.21 per Share declared by the Company in respect of 2015 earnings on April 29, 2016) divided by (B) 1,017,914,746.

“Additional Consent Contract” means any Contract (x) to which the Company or any of its Subsidiaries is a party that (i) contains termination, consent, default or acceleration rights in favor of a counterparty thereto that (A) are exercisable in connection with the Transactions and (B) are not expressly described in the Specified Disclosure Documents or otherwise expressly disclosed in writing to Buyer prior to the Buyer Initial Offer Submission Date; (ii) individually, if terminated and not replaced, would reasonably be expected to result in at least a R$375 million loss to the Company and/or any Company Subsidiaries in any 12 month period and (iii) is not a Financial Agreement or an agreement with Eletrobrás, and (y) that has been identified as such in a notice from Buyer to Seller no later than the date on which the last of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied at the applicable Closing) has been satisfied (or, to the extent permitted, waived by each Party entitled to the benefit thereof).

“Advance Closing” has the meaning set forth in Section 2.3(b).

“Advance Closing Notice” has the meaning set forth in Section 2.3(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the first Person. As used in this definition, “control” (including the terms “controlling”, “controlled” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by Contract or otherwise. For purposes of this Agreement, (x) no administrador (as such term is described in article 78, § 1º of CVM Instruction No. 555, dated December 17, 2014, as amended) of either BB Carteira Livre I – Fundo de Investimentos em Ações or Energia São Paulo Fundo de Investimento em Ações shall be deemed an Affiliate of BB Carteira Livre I – Fundo de Investimentos em Ações or Energia São Paulo Fundo de Investimento em Ações for the purposes of this Agreement and (y) the Company and its Subsidiaries shall not be deemed Affiliates of any of the Sellers. In addition, (a) BB Carteira Livre I – Fundo de Investimentos em Ações shall for all purposes under this Agreement be deemed to be an Affiliate of PREVI – Caixa de Previdência dos Funcionarios do Banco do Brasil and (b) each of Energia São Paulo Fundo de Investimento em Ações and Bonaire Participações S.A. shall for all purposes under this Agreement be deemed to be an Affiliate of each of (i) Fundação CESP, (ii) SISTEL - Fundação Sistel de Seguridade Social, (iii) Fundação Petrobras de Seguridade Social – PETROS and (iv) Fundação SABESP de Seguridade Social — SABESPREV.

“Agreement” has the meaning set forth in the Preamble.

“ANEEL” means the Electricity Regulatory Agency (Agência Nacional de Energia Elétrica) of Brazil.

“Applicable Date” means, (i) with respect to each Specified Disclosure Document, each date on which such Specified Disclosure Document was filed or deemed filed with a Governmental Authority and (ii) with respect to the financial statements set forth in any Specified Disclosure Document, the dates of the financial statements set forth therein.

“Arbitration Rules” has the meaning set forth in Section 13.10(a).

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.2.

“Basket” has the meaning set forth in Section 9.6.

“BM&FBOVESPA” means the BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros, a stock exchange organized and existing in accordance with the Laws of Brazil and authorized by the CVM to function as such, including all successors thereto.

“BM&FBOVESPA Rules” means the rules of BM&FBOVESPA as issued and updated by BM&FBOVESPA from time to time.

“Board of Directors” means the board of directors, board of managers or equivalent approving body of a Person, as required by the context.

“Bonaire Regulatory Condition” has the meaning set forth in Section 7.2(l).

“Bonaire Sellers” has the meaning set forth in Section 7.2(l).

“Brazil” means the Federative Republic of Brazil.

“Brazilian Corporation Law” means Brazil’s Law No. 6,404, dated December 15, 1976, as amended, and all Laws issued by the CVM applicable to entities listed on a Brazilian stock exchange.

“Brazilian Corruption Laws” means (a) Brazilian Law No. 12,846, dated August 1, 2013, Brazilian Federal Decree No. 8,420, dated March 18, 2015, (b) all Brazilian Laws that prohibit corruption, bribery and money laundering, (c) all Brazilian Laws that regulate gifts, gratuities, and expenses paid to or on behalf of Government Officials and political donations and political contributions, and (d) all applicable Laws and the provisions of the Company’s anticorruption compliance policies and procedures that prohibit, directly or indirectly, the giving, offering or promising to give, or authorizing the giving of, anything of value to any Government Official, any third party related to a Government Official (vinculada) or any party with whom the Company or any of its Subsidiaries transacts business for the purpose of illegally obtaining or retaining a business advantage.

“Brazilian GAAP” means Brazilian generally accepted accounting principles, as per the Brazilian Corporation Law.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in Beijing, China or São Paulo, Brazil are authorized or required by Law or Order to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Guarantor” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

“Buyer Initial Offer Submission Date” means June 8, 2016.

“Buyer Party” means each of Buyer and Buyer Guarantor.

“CADE” means the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica) of Brazil.

“Capped Fundamental R&Ws” means (i) Section 3.3 (except to the extent the representations and warranties therein relate to (A) the creation, termination or acceleration of any Lien upon any of the Shares (or to the Knowledge of the applicable Seller, any assets of the Company or any of the Company Subsidiaries) or (B) conflicts with, breaches of any of the provisions of, or defaults or violations under, the Company Shareholders Agreement, Brazilian Law or, to the Knowledge of the applicable Seller, the governing documents or any duly adopted stockholder or director resolution of the Company or any of the Company Subsidiaries), (ii) Section 3.7 and (iii) Section 4.2(a) (except for the representations and warranties in the first two sentences thereof).

“CCSA” has the meaning set forth in the Preamble.

“CDN” means the Conselho de Defesa Nacional of Brazil.

“Claim Notice” has the meaning set forth in Section 9.4(a).

“Closing” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.3(a).

“CNPJ” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Recitals.

“Company Shareholders Agreement” means the Shareholders Agreement of the Company, dated as of March 22, 2002 and amended on August 27, 2002, November 5, 2003 and December 6, 2007, by and among ESC, the Other Significant Shareholders and the Company.

“Company Subsidiary” means each Subsidiary of the Company.

“Competing Business” has the meaning set forth in Section 6.8(a).

“Concession” means any grant, concession, authorization, permission, registration or any other similar right granted by any Governmental Authority to a Person to explore, exploit, develop, construct, build, operate, or maintain, any services, installations, facilities, or plants relating to any business conducted by the Company or any of its Subsidiaries.

“Confidential Information” has the meaning set forth in Section 6.12(a).

“Consent” means, as applicable, any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit or otherwise.

“Contract” means any written or oral contract, lease, sublease, license, purchase order, service order, sales order, indenture, bond, mortgage or other agreement, instrument, arrangement, understanding or commitment (including acordos de leniência, colaborações premiadas, termos de ajustamento de conduta (TAC), termos de compromisso, and similar arrangements) that is legally binding, and any amendment, extension, renewal, guarantee or other supplement with respect thereto.

“Covered Laws” has the meaning set forth in Section 3.7.

“Custodian Agent” means Banco do Brasil S.A. (Gecin - Núcleo de Instituição Depositária, located at Rua Lélio Gama, nº 105, 38º andar, 20031-080 - Rio de Janeiro/RJ), which serves as the custodian agent responsible for the book entry of the Shares of the Company.

“CVM” means Brazil’s Securities Commission (Comissão de Valores Mobiliários), including all successors thereto.

“Delayed Closing” has the meaning set forth in Section 2.3(b).

“Delayed Sellers” has the meaning set forth in Section 2.3(b).

“Direct Claim” has the meaning set forth in Section 9.5.

“Dispute” has the meaning set forth in Section 13.10(a).

“Dividend Shares” has the meaning set forth in the Preamble.

“ESC” has the meaning set forth in the Preamble.

“Executive Employee” means any and all executive employees of the Company and its Subsidiaries with the titles of vice-president, president, chief executive officer, chief financial officer, chief operating officer or any other executive employee of a similar rank, including each of the individuals listed on Schedule 1.1(b).

“Expedited Seller” has the meaning set forth in Section 2.3(b).

“Expenses” means all out-of-pocket costs, expenses, fees and disbursements (including all costs, expenses, fees and disbursements of legal counsel, accountants, investment bankers or other financial advisors, experts and consultants to a Party), including (i) any of the foregoing incurred in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement and all other matters related to the consummation of the Transactions and (ii) all out-of-pocket costs, expenses, fees and disbursements related to any regulatory filings or Consents required by Law, any Governmental Authority or other Person, but excluding any of the foregoing incurred in connection with or related to the Mandatory Tender Offer.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financial Agreements” mean the agreements listed in Schedule 1.1(a) hereto and any other loan or credit Contract for borrowed money entered into by the Company or any Company Subsidiary, pursuant to which the counterparty of the Company and/or any Company Subsidiary thereto has, in connection with the Transactions, a consent or termination right, right to declare a default or right to accelerate or demand to be repaid or prepaid any amount owed to it by the Company or any Company Subsidiary.

“First Pre-Closing Dividend” has the meaning set forth in Section 2.10.

“Government Official” means (a) an employee, agent or official of any Governmental Authority, (b) an official of a political party or a candidate for public office, (c) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business or (d) an executive, official, employee or agent of a public international organization.

“Governmental Authority” means any federal, state, local, foreign or supra-national government, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, department, ministry, instrumentality, agency, court, tribunal, commission or other body of competent jurisdiction (or any subdivision of the foregoing).

“HoldCo Conditions” has the meaning set forth in Section 2.9(a).

“HoldCo Fundamental Warranties” has the meaning set forth in any Indirect Sale Notice and Accession Agreement.

“HoldCo Non-Fundamental Warranties” means any representation or warranty made by the HoldCo Sellers in any Indirect Sale Notice and Accession Agreement that is not a HoldCo Fundamental Warranty.

“HoldCo Sellers” means VBC Energia S.A. and CCSA, which collectively hold 100% of the equity interests of ESC. For the avoidance of doubt, CCSA shall be deemed to be a “HoldCo Seller” with respect to the Indirect Sale (if any) of ESC and the Shares held by ESC, but not with respect to the Dividend Shares (which shall be directly sold by CCSA hereunder).

“HoldCo Shares” means 100% of the equity interests of ESC.

“ICC” has the meaning set forth in Section 13.10(a).

“Indemnified Party” has the meaning set forth in Section 9.4(a).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indirect Sale” has the meaning set forth in Section 2.9(a).

“Indirect Sale Election Window” has the meaning set forth in Section 2.9(a).

“Indirect Sale Notice and Accession Agreement” has the meaning set forth in Section 2.9(a).

“Insider” means any stockholder, officer, director or employee of the Company or any Company Subsidiary, or any immediate family member of any of the foregoing.

“Issue Price” means, with respect to any Share issuance, an amount in Reais equal to (i) the aggregate cash amount received by the Company pursuant to such Share issuance less any fees and expenses paid or payable by the Company or its Subsidiaries divided by (ii) the number of Shares issued in such Share issuance; provided however, that in the event that the Issue Price otherwise resulting from the foregoing calculation would be higher than the Per Share Price in effect immediately prior to such Share issuance, the Issue Price with respect to such Share issuance shall be deemed to be an amount in Reais equal to the Per Share Price without giving effect to such Share issuance.

“Knowledge” means, with respect to each Seller, the actual knowledge, or such knowledge as would reasonably be expected after due and diligent inquiry reasonable under the circumstances with respect to the applicable matter, of each of the following individuals: (a) with respect to ESC, the HoldCo Sellers (if any) and CCSA, the individuals set forth on Schedule 1.1(c) and (b) with respect to any other Person becoming a Seller hereunder in accordance with the terms hereof, the individuals set forth on Schedule 2 to such Person’s Seller Accession Agreement, which Persons so listed on any such Schedule 2 shall be reasonably acceptable to Buyer.

“Latest Balance Sheet” means the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2015.

“Law” means any applicable law, statute, code, constitution, ordinance, rule, regulation, treaty, agency requirement, license, Permit, Order or other similar requirement enacted, issued, promulgated, enforced or entered by any Governmental Authority, including any antitrust, labor, Tax or environmental Law.

“Leakage” means, with respect to any Seller and its Related Parties, any of the following, to the extent they occur after December 31, 2015 and before the Closing on the Closing Date: (a) any dividend or distribution declared, paid or made, any return of capital, or any other payment made, by the Company or any Company Subsidiary to such Seller or any of such Seller’s Related Parties, other than in each case for any dividends paid to all stockholders of the Company on a pro rata basis according to their respective ownership interests in the Share capital of the Company; (b) any assets of the

Company or any Company Subsidiary transferred to any such Seller or any of such Seller’s Related Parties other than in the ordinary course of business on arms-length terms; (c) any Liabilities not directly arising from the operation of business of the Company and its Subsidiaries in the ordinary course of business on arms-length terms that have been assumed, indemnified, guaranteed or incurred by the Company or any Company Subsidiary from, on behalf of or for the benefit of, such Seller or any of its Related Parties; (d) any waiver by the Company or any Company Subsidiary of any amount owed to it by such Seller or any of its Related Parties, other than the ordinary course of business on arms-length terms; (e) the borrowing of any money from or by the Company or any Company Subsidiary by or from such Seller or any of its Related Parties, other than the ordinary course of business on arms-length terms; (f) any agreement obligating the Company or any Company Subsidiary to do any of the foregoing; or (g) any Taxes incurred in connection with any of the foregoing.

“Liability” means, with respect to any Person, any and all liabilities or obligations of any nature, whether accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise, and whether due or to become due, and whether or not required by generally accepted accounting principles to be set forth on the balance sheet of such Person, including any Tax liability.

“Lien” means any lien, security interest, mortgage, pledge, hypothecation, deed of trust, charge, encumbrance, attachment, sequestration, levy, order of expropriation of a Governmental Authority (or notification of intent by a Governmental Authority to expropriate), purchase or repurchase option, adverse claim, lease, sublease, encroachment, easement, conditional sale or other title retention agreement, gap or defect in title or registry of title, restrictive covenant, option, restriction on sale (including right of first refusal) or other restriction on title, use, operation, voting, transfer, receipt of income or other exercise of any attributes of ownership or other encumbrance of any kind.

“Loss” means any and all damages, losses, assessments, penalties, fines, judgments, awards, settlements, payments, interests, Taxes, costs, fees, expenses and disbursements (including reasonable attorneys’ fees, costs, expenses and disbursements).

“Mandatory Tender Offer” means the mandatory tender offer to the holders of common stock of the Company (and to the extent required by Brazilian Law, any mandatory tender offer to the holders of common stock of CPFL Energias Renováveis S.A.) under the terms of Article 254-A of Brazilian Corporation Law, and pursuant to the rules established by CVM Instruction No. 361, dated March 5, 2002, as amended, and the Novo Mercado Rules to be conducted by Buyer or an Affiliate thereof following the consummation of the purchase and sale of the Purchased Shares (and as applicable, the HoldCo Shares) pursuant to this Agreement, to the extent such Mandatory Tender Offer is required by Brazilian Law. To the extent required by Law in the United States of America, the term Mandatory Tender Offer as used herein shall also be deemed to include the same tender offer described above as it may be extended in the United States (or any related tender offer effected in the United States).

“Material Adverse Effect” means any event, change, development, circumstance, state of facts or effect that, individually or in the aggregate with any other events, changes, developments, circumstances, state of facts or effects, (i) will or is reasonably likely to prevent, materially impair or materially delay the consummation of the Transactions or (ii) has, has had or is reasonably likely to have a material adverse effect on the business, assets, liabilities, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding, in the case of this clause (ii), any (a) changes after the date hereof in national or international political, economic or market conditions (including any changes in financial, commodities, securities or banking markets), (b) changes after the date hereof in the price or trading volume of the Shares on any stock exchange on which they are listed (it being understood that the causes underlying or contributing to such changes may constitute or be taken into account in determining whether there is, has been or is likely to be a Material Adverse Effect), (c) changes after the date hereof in Brazilian GAAP, (d) changes after the date hereof generally affecting the industry in Brazil in which the Company operates, except to the extent adversely affecting the Company in a disproportionate manner relative to other Persons operating in the industries or markets in which the Company operates in Brazil, or (e) actions expressly required to be taken pursuant to this Agreement.

“Modified Pro Rata Share” means, with respect to each Seller, the quotient (expressed as a percentage) obtained by dividing (A) the sum of the total number of Shares sold by such Seller to Buyer at Closing (including any Shares sold by such Seller through any Indirect Sale) by (B) the sum of the total number of Shares sold by all the Sellers to Buyer at Closing (including any Shares sold through any Indirect Sale).

“New Members” has the meaning set forth in Section 2.4(a).

“Notice Period” has the meaning set forth in Section 9.4(a).

“Notices Schedule” means, with respect to Buyer, Buyer Guarantor, ESC, the HoldCo Sellers (if any) and CCSA, Schedule 13.3, and with respect to any other Seller, the notice schedule attached to such Person’s Seller Accession Agreement.

“Novo Mercado” means the BM&FBOVESPA’s New Market (Novo Mercado) special trading segment.

“Novo Mercado Rules” means the BM&FBOVESPA Rules governing the Novo Mercado.

“Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Other Shareholder Parent” means (a) in respect of BB Carteira Livre I – Fundo de Investimentos em Ações, PREVI – Caixa de Previdência dos Funcionarios do Banco do Brasil and (b) in respect of each of Energia São Paulo Fundo de Investimento em Ações and Bonaire Participações S.A., (i) Fundação CESP, (ii) SISTEL - Fundação Sistel de Seguridade Social, (iii) Fundação Petrobras de Seguridade Social – PETROS and (iv) Fundação SABESP de Seguridade Social — SABESPREV.

“Other Shareholder Parent Sale Option” has the meaning set forth in Section 10.2(a).

“Other Significant Shareholders” has the meaning set forth in the Recitals.

“Parties” means each of the Seller Parties and the Buyer Parties.

“Per Share Price” means, with respect to any Closing, R$25.00 (twenty-five Reais) plus the Additional Amount minus the Additional Dividend Amount. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Closing as a result of a reclassification, stock split (including a reverse stock split), stock dividend (other than for the stock dividend of approximately 0.02507570448 Shares per Share declared by the Company on April 29, 2016) or distribution, recapitalization, merger, issuer tender or exchange offer, share issuance or other similar transaction (or has declared any of the foregoing with a record date or effective date that is prior to Closing), the Per Share Price shall be further equitably adjusted. For the avoidance of doubt and by way of example, in the event that additional Shares are issued for cash prior to Closing, the Per Share Price would be “equitably adjusted” pursuant to the preceding sentence by dividing (i) the sum of (A) the Per Share Price in effect immediately prior to such equitable adjustment multiplied by the number of Shares outstanding immediately prior to such Share issuance plus (B) the Issue Price with respect to such Share issuance multiplied by the number of Shares issued in such Share issuance by (ii) the sum of the number of Shares outstanding immediately prior to such Share issuance plus the number of Shares issued in such Share issuance.

“Permits” means all permits, Concessions, licenses, certificates of authority, operating certificates and other certificates, franchises, registrations, variances, waivers and any other authorizations or approvals that are issued by or obtained from any Governmental Authority.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, investment fund, unincorporated organization or Governmental Authority (or any department, agency or political subdivision thereof).

“Pro Rata Share” means, with respect to each Seller, the quotient (expressed as a percentage) obtained by dividing (A) the sum of the total number of Shares sold by such Seller to Buyer at Closing (including any Shares sold by such Seller through any Indirect Sale) by (B) the sum of the total number of outstanding Shares.

“Purchased Shares” has the meaning set forth in Section 2.1.

“Reais” or “R$” means the lawful money of Brazil.

“Regulatory Approvals” has the meaning set forth in Section 3.3.

“Related Party” has the meaning set forth in Section 3.9.

“Related Party Contract” has the meaning set forth in Section 3.9.

“Released Parties” has the meaning set forth in Section 2.3(c)(viii).

“Restricted Entities” has the meaning set forth in Section 6.8(a).

“Restricted Territory” has the meaning set forth in Section 6.8(a).

“ROFR Period” has the meaning set forth in Section 7.2(h).

“Seller Accession Agreement” has the meaning set forth in Section 10.1.

“Seller Confidential Information” has the meaning set forth in Section 6.12(b).

“Seller Fundamental Warranties” has the meaning set forth in Section 9.1.

“Seller Guaranteed Obligations” means, with respect to CCSA, the obligations (including payment obligations), commitments, undertakings, warranties and indemnities of ESC, under or pursuant to, or arising out of or in connection with, this Agreement or the Transactions; provided that, in the event that an Indirect Sale Notice and Accession Agreement has been delivered and solely for so long as such Indirect Sale Notice and Accession Agreement remains in full force and effect, “Seller Guaranteed Obligations” shall also mean, with respect to CCSA, the obligations (including payment obligations), commitments, undertakings, warranties and indemnities of VBC Energia S.A., under or pursuant to, or arising out of or in connection with, this Agreement, the Indirect Sale Notice and Accession Agreement or the Transactions.

“Seller Letter Execution Date” means July 1, 2016.

“Seller Purchase Price Amount” means, with respect to each Seller, the product of (i) the number of Shares sold by such Seller to Buyer at the Closing pursuant to Section 2.1 multiplied by (ii) the Per Share Price; provided that, with respect to any Other Shareholder Parent that is a Seller, such Other Shareholder Parent’s Seller

Purchase Price Amount shall be the Seller Purchase Price Amount that would have been payable to its Subsidiary that is an Other Significant Shareholder had it been a Seller pursuant to this Agreement multiplied by such Other Shareholder Parent’s percentage ownership interest, expressed as a decimal, in such Other Significant Shareholder as of the Closing Date.

“Seller Shares” means, with respect to each Seller, the Shares listed in column (C) of such Seller’s Share Schedule (and in the case of the HoldCo Sellers, the Shares listed in column (C) of row (1) to Schedule 2.1 plus, with respect to CCSA, the Dividend Shares) plus any Share dividends received (bonificações em ações) thereon (or resulting from stock splits thereof) on or after January 1, 2016 and prior to the Closing.

“Sellers” means (i) each Other Significant Shareholder and Other Shareholder Parent that accedes to this Agreement in accordance with Article X, (ii) ESC and (iii) CCSA; provided that, in the event that an Indirect Sale Notice and Accession Agreement has been delivered and solely for so long as such Indirect Sale Notice and Accession Agreement remains in full force and effect, (x) ESC shall not be a “Seller” hereunder, (y) CCSA shall remain a “Seller” hereunder with respect to the Dividend Shares and (z) each HoldCo Seller shall be a “Seller” hereunder with respect to sale of ESC and the Shares held by ESC.

“Sellers Indemnified Parties” has the meaning set forth in Section 9.3.

“Share Schedule” means, with respect to ESC, CCSA and (if any) the HoldCo Sellers, Schedule 2.1, and with respect to the any other Seller, the schedule attached to such Seller’s Seller Accession Agreement entitled “Acceding Seller’s Share Schedule”.

“Shares” has the meaning set forth in the Recitals.

“Specified Disclosure Documents” means (a) the Company’s Form 20-F for the fiscal year ended December 31, 2015, filed with the United States Securities and Exchange Commission under Commission File Number 1 32297 on April 15, 2016, (b) Formulário de Referência for the Company for the fiscal year ended December 31, 2015, filed with the CVM on May 19, 2016, (c) the audited financial statements, as of and for the period ended December 31, 2015, published in March 21, 2016 of the Company, (d) the Quarterly Information Form (Informações Trimestrais) for the first quarter of the fiscal year ending on December 31, 2016, published in May 12, 2016 of the Company, (e) each fato relevante filed by the Company with the CVM since December 31, 2012 and made publicly available on or prior to June 8, 2016 and (f) the fato relevante filed by the Company with the CVM and made publicly available on June 16, 2016 regarding the Company’s planned acquisition of AES Sul Distribuidora Gaúcha de Energia S.A.

“Specified Rights” has the meaning set forth in Section 6.1(a).

“Subsidiary”, when used with respect to any Person, means any other Person (a) of which in the case of a corporation, at least (i) a majority of the equity, or (ii) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of such first Person’s Subsidiaries, or by such first Person and one or more of such first Person’s Subsidiaries or (b) of which in the case of any Person other than a corporation, such first Person, one or more of such first Person’s Subsidiaries, or such first Person and one or more of such first Person’s Subsidiaries (i) owns a majority of the equity or voting interests thereof or (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof or (c) that is consolidated with such first Person in such first Person’s audited financial statements. In addition, (a) BB Carteira Livre I – Fundo de Investimentos em Ações shall for all purposes under this Agreement be deemed to be a Subsidiary of PREVI – Caixa de Previdência dos Funcionarios do Banco do Brasil and (b) each of Energia São Paulo Fundo de Investimento em Ações and Bonaire Participações S.A. shall for all purposes under this Agreement be deemed to be a Subsidiary of each of (i) Fundação CESP, (ii) SISTEL - Fundação Sistel de Seguridade Social, (iii) Fundação Petrobras de Seguridade Social – PETROS and (iv) Fundação SABESP de Seguridade Social — SABESPREV.

“Tag Acceptance Period” has the meaning set forth in Section 10.1.

“Tag-Along Shares” means, (a) with respect to any Other Significant Shareholder having become a Party hereto as a Seller in accordance with Section 10.1, all of such Seller’s Shares bound by the Company Shareholders Agreement plus any Share dividends (bonificação em ações) received thereon (or resulting from stock splits thereof) on or after January 1, 2016 and prior to the Closing and (b) with respect to any Other Shareholder Parent having become a Party hereto as a Seller in accordance with Section 10.2, all of the Shares of such Seller (and of its Subsidiary that is an Other Significant Shareholder) bound by the Company Shareholders Agreement plus any Share dividends (bonificação em ações) received thereon (or resulting from stock splits thereof) on or after January 1, 2016 and prior to the Closing.

“Tax” or “Taxes” means all taxes, social contributions, fees, levies, penalties or other assessment of any kind whatsoever imposed by or under the authority of any Taxing Authority, including income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, social security, employment, unemployment compensation, payroll-related and property taxes, alternative minimum, estimated stamp, value-added, windfall profits, import duties and other governmental charges and assessments, whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or additional amounts, interest and penalties with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any taxing authority.

“Taxing Authority” means any Governmental Authority exercising any authority to levy, impose, assess, regulate or administer the imposition of any Tax.

“TED” means an electronic transfer of money (Transferência Eletrônica Disponível) pursuant to article 1º of Banco Central do Brasil Circular 3,115, dated April 18, 2002, as amended.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Third Party Claim” has the meaning set forth in Section 9.4(a).

“Transactions” has the meaning set forth in Section 3.1.

“United States” means the United States of America.

“Wholly-Owned” means, with respect to any Person, (a) legal and beneficial ownership of all of the shares, units or other interests of such Person, (b) control of one hundred percent (100%) of the voting rights of such Person and (c) legal and beneficial ownership of all of the economic consequences of the shares, units or other interests of such Person.

Section 1.2    Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. All references to “or” shall be construed in the inclusive sense of “and/or.” All references to “shares” or “capital stock” shall be construed, whenever the context may require, to also include “membership interests”, “quotas” or other equity interests. All references herein to Articles, Sections, Exhibits and the Schedules shall be deemed references to Articles and Sections of, and Exhibits and the Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement (including this Agreement) or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to the “date hereof” shall refer to the date of this Agreement. Any reference to a Person includes such Person’s successors and permitted assigns. Where this Agreement provides that a Seller shall use its “best efforts” to cause the Company or any Company Subsidiary to take (or, as applicable, not take) any action, such best efforts shall include an obligation of such Seller (i) to exercise all of its (or, as applicable, its Subsidiaries’) rights under and in connection with the Company Shareholders Agreement and otherwise under Contract, and all of its (or as applicable, its Subsidiaries’) voting, veto and other rights as a shareholder of the Company, in furtherance of such objective and (ii) to instruct its (or, as applicable, its Subsidiaries’) nominees to the Company Board of Directors to require the officers of the Company and its Subsidiaries to take all lawful action not inconsistent with their fiduciary duties to the Company and the Company’s shareholders under Brazilian Law in furtherance of such objective; provided that no Seller shall be required to take any action contemplated by clause (i) or clause (ii) of this sentence to the extent it has received a written opinion from a reputable outside counsel with expertise regarding Brazilian corporate governance matters stating that the taking of such action in such circumstance would be inconsistent with applicable Law or with such Seller’s (or, as applicable, its Subsidiaries’), such director nominee’s or officer’s fiduciary duties to the Company and the Company’s shareholders under Brazilian Law (which includes an obligation not to act contrary to the best interests of the Company). When the phrase “ordinary course of business” (or similar language) is used in this Agreement with respect to the Company or any of its Subsidiaries, it shall mean the ordinary course of business of the Company or such Subsidiary, consistent with past practice (including as to nature, timing, frequency, and amount) and consistent in all material respects with Laws and contractual obligations.

ARTICLE II

PURCHASE AND SALE OF STOCK

Section 2.1    Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)    ESC shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from ESC, all of the 234,086,204 Shares held by ESC that are bound by the Company Shareholders Agreement plus any Share dividends (bonificação em ações) received thereon (or resulting from stock splits thereof) on or after January 1, 2016 and prior to the Closing (other than the Dividend Shares, which are being sold directly by CCSA pursuant to Section 2.1(b)); provided that if an Indirect Sale is occurring at the Closing pursuant to Section 2.9, ESC shall not sell any Shares at the Closing, and, instead, the HoldCo Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from the HoldCo Sellers, all of the HoldCo Shares;

(b)    CCSA shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from CCSA, all of the Dividend Shares plus any Share dividends (bonificação em ações) received thereon (or resulting from stock splits thereof) on or after January 1, 2016 and prior to the Closing; provided that if an Indirect Sale is occurring at the Closing pursuant to Section 2.9, CCSA, in addition to directly selling, conveying, assigning, transferring and delivering to Buyer the Dividend Shares, shall, in its capacity as a “HoldCo Seller”, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from CCSA, the HoldCo Shares held by CCSA; and

(c)    each Seller other than ESC, CCSA or a HoldCo Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from each such other Seller, all of such Seller’s Tag-Along Shares, in the case of each of clauses (a), (b) and (c), free and clear of all Liens (other than those arising under the Company Shareholders Agreement and any transfer restrictions imposed by applicable securities Laws) (the Shares required to be purchased by Buyer (and sold by the Sellers) pursuant to clauses (a), (b) and (c) being, collectively, the “Purchased Shares”).

Section 2.2    Payment of Purchase Price. On the terms and subject to the conditions set forth in this Agreement, at the Closing with respect to each Seller, Buyer shall pay or cause to be paid to such Seller a total amount in Reais equal to such Seller’s Seller Purchase Price Amount by wire transfer via TED of immediately available funds into one or more accounts in Brazil designated in writing by such Seller no later than five (5) Business Days prior to the Closing Date.

Section 2.3    Closing Transactions.

(a)    On the terms and subject to the conditions set forth herein, the consummation of the purchase and sale of the Purchased Shares and, if an Indirect Sale is to occur pursuant to Section 2.9, the HoldCo Shares (the “Closing”) shall take place at the offices of Veirano Advogados, Avenida Brigadeiro Faria Lima 3477, 16th floor, 04538-133, São Paulo, São Paulo, at 9:00 a.m. local time on the first (1st) Business Day following the ninth day after the date on which the last of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) has been satisfied (or, to the extent permitted, waived by each Party entitled to the benefit thereof), or at such other time, date and/or place as is mutually agreed by the Parties in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)    To the extent that, at any particular date, all of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) with respect to Buyer and at least one (but less than all) of the Sellers, (i) treating ESC and CCSA as a single Seller for these purposes, and (ii) treating the HoldCo Sellers (if any) as a single Seller for these purposes, (the “Expedited Sellers”) have otherwise been satisfied (or, to the extent permitted, waived by each Party entitled to the benefit thereof), Buyer and such Expedited Sellers shall, at the election of Buyer or the Expedited Seller(s), as the case may be, made by written notice to all of the Parties (such notice, an “Advance Closing Notice”), effect the Closing with respect to the Purchased Shares, and, as applicable, the HoldCo Shares, held by such Expedited Seller(s) on the first (1st)

Business Day following the ninth day after the date of the delivery of the Advance Closing Notice (unless another date is agreed in writing by Buyer and such Expedited Seller(s)), in advance of the Closing with respect to the other Sellers (such other Sellers, the “Delayed Sellers”, and such advance Closing, the “Advance Closing”) but otherwise in accordance with the terms hereof (as they apply to each Expedited Seller, and to the Buyer with respect to each Expedited Seller), without prejudice to the rights and obligations of the Buyer and the Delayed Sellers to effect a Closing with respect to the Purchased Shares held by the Delayed Sellers (any such later Closing, a “Delayed Closing”), if any, on and subject to the terms of this Agreement and without the occurrence of the Advance Closing being deemed a consent or waiver with respect to any matter by Buyer or giving rise to any additional rights of the Delayed Sellers; provided that if the Buyer elects to hold an Advance Closing with respect to more than one Expedited Seller and one or more of such Expedited Sellers is ultimately not ready to close on the otherwise anticipated Closing Date for the Advance Closing, Buyer may elect to postpone the Advance Closing. In the event that an Advance Closing occurs, all references in this Agreement to the “Closing” or the “Closing Date” shall, to the extent required by the context, be deemed to refer to the “Advance Closing” or a “Delayed Closing”, and to the “Advance Closing Date” and a “Delayed Closing Date”, as applicable. The Indirect Sale must occur with respect to both HoldCo Sellers at the same Closing. Notwithstanding anything to the contrary in this Section 2.3, the Closing with respect to the Dividend Shares must occur (i) if an Indirect Sale is to occur, at the Closing of the Indirect Sale, or (ii) if no Indirect Sale is to occur, at the Closing with respect to the Purchased Shares held by ESC.

(c)    At the Closing, each Seller shall deliver or cause to be delivered:

(i)    the certificate contemplated by Section 7.2(f), and with respect to the HoldCo Sellers, if any, the certificate contemplated by Section 7.2(k);

(ii)    (A) with respect to any Seller other than (in their capacities as such) the HoldCo Sellers, an extract, dated no earlier than two Business Days prior to the Closing Date (or if not available as of such a date, as of the closest available date to the Closing Date), issued by the Custodian Agent confirming that the Purchased Shares required to be sold by such Seller hereunder are duly held by such Seller and (B) with respect to each HoldCo Seller (if any), an extract, dated no earlier than two Business Days prior to the Closing Date (or if not available as of such a date, as of the closest available date to the Closing Date), issued by the Custodian Agent confirming that the Shares required to be indirectly sold by the HoldCo Sellers to Buyer hereunder through the Indirect Sale are duly held by ESC;

(iii)    with respect to any Seller other than (in their capacities as such) the HoldCo Sellers, copy of the instruction letter from the Seller to the Custodian Agent, evidencing that such Seller has instructed (and has used its best efforts to cause the Company to instruct) the Custodian Agent to take all necessary steps and actions, at or prior to the Closing, to effectively formalize the transfer, effective as of the Closing, of the Purchased Shares required to be sold by such Seller hereunder by such Seller to Buyer on the proper share registration books and entries of the Company;

(iv)    with respect to any Seller other than (in their capacities as such) the HoldCo Sellers, share transfer forms (formulário de transferência de ações), dated the Closing Date and duly executed by such Seller, providing for the transfer to Buyer, free and clear of all Liens (other than those arising from the Company Shareholders Agreement (except in the event that all the Other Significant Shareholders exercise in full their tag-along rights in respect of the Transactions pursuant to Section 11.4(III) of the Company Shareholders Agreement) and any transfer restrictions imposed by applicable securities Laws) and in accordance with Law and the organizational documents of the Company, of all of the Purchased Shares, required to be sold by such Seller hereunder;

(v)    executed resignations, substantially identical to the form attached hereto as Exhibit 2, effective as of the Closing, from each director of the Company and/or any Company Subsidiary, and their alternates, from whom a resignation is required to be obtained by such Seller pursuant to Section 6.4;

(vi)    evidence reasonably satisfactory to Buyer of the termination, effective as of or prior to the Closing, of each Related Party Contract required to be terminated by such Seller pursuant to Section 6.6;

(vii)    solely in the event that each Other Significant Shareholder shall have exercised in full its tag-along rights in respect of the Transactions pursuant to Section 11.4(III) of the Company Shareholders Agreement and acceded to this Agreement, or caused its Other Shareholder Parent(s) to accede to this Agreement, in accordance with Article X, the Sellers participating in the last Closing shall deliver to Buyer (and each Seller participating in an earlier Closing shall deliver to the Buyer, effective prior to or as of such earlier Closing Date, copies signed by them of) an agreement, duly executed by each party to the Company Shareholders Agreement (other than any Affiliate of Buyer), terminating the Company Shareholders Agreement effective prior to or as of the Closing on the Closing Date;

(viii)    a release executed by such Seller (and, to the extent such Seller is an Other Shareholder Parent, such Seller’s Subsidiary that is an

Other Significant Shareholder), in a form reasonably acceptable to Buyer, releasing, waiving, and forever discharging Buyer, Buyer’s Affiliates (including, in the event an Indirect Sale occurs, ESC), the Company, the Company’s Subsidiaries and the officers and directors of each of the foregoing (collectively, the “Released Parties”), to the fullest extent permitted by Law, from any and all claims that such Seller or any of its Affiliates may have, or may in the future have, against any Released Party that relate to facts, matters or circumstances (A) with respect to the Company Shareholders Agreement, or (B) with respect to the Company or any Company Subsidiary having occurred prior to or at the Closing, other than, in the case of this clause (B) for contractual rights specifically arising pursuant to the terms of this Agreement and/or pursuant to a Related Party Contract which, in compliance with Section 6.6, is not terminated on or prior to the Closing Date; and

(ix)    with respect to each HoldCo Seller, in addition to the items required to be delivered at the Closing by HoldCo Sellers pursuant to the foregoing portions of this Section 2.3(c) (which includes, with respect to CCSA, all the deliverables required to be delivered by CCSA in its capacity as a “Seller” with respect to the Dividend Shares):

(A)    copies, duly-executed by each Other Significant Shareholder, of the waivers contemplated by Section 2.9(a)(C);

(B)    copy of the Share Register Book (Livro de Registro de Ações Nominativas) of ESC confirming that all of the HoldCo Shares are duly held by the HoldCo Sellers as of the Closing Date, free and clear of any Liens (other than those arising from the Company Shareholders Agreement (except in the event that all the Other Significant Shareholders exercise in full their tag-along rights in respect of the Transactions pursuant to Section 11.4(III) of the Company Shareholders Agreement) and transfer restrictions imposed by applicable securities Laws);

(C)    executed resignations, substantially identical to the form attached hereto as Exhibit 2, effective as of the Closing, from each officer and director, if any, of ESC, and their alternates;

(D)    evidence reasonably satisfactory to Buyer of the termination of all powers of attorney granted by ESC and in effect on the Closing Date;

(E)    with respect to each HoldCo Seller, share transfer forms (termo de transferência de ações) in the appropriate Share Transfer Book (Livro de Registro de Transferência de Ações Nominativas), dated the Closing Date and duly executed by such

HoldCo Seller, providing for the transfer to Buyer, free and clear of all Liens (other than those arising from the Company Shareholders Agreement (except in the event that all the Other Significant Shareholders exercise in full their tag-along rights in respect of the Transactions pursuant to Section 11.4(III) of the Company Shareholders Agreement) and any transfer restrictions imposed by applicable securities Laws) and in accordance with Law and the organizational documents of ESC, of all of the HoldCo Shares required to be sold by such HoldCo Seller hereunder; and

(F)    evidence reasonably satisfactory to Buyer of conversion or capitalization of all advances for future capital increase (adiantamento para future aumento de capital – AFAC) of ESC that are outstanding on the Closing Date.

(d)    At the Closing, Buyer shall deliver or cause to be delivered:

(i)    The Seller Purchase Price Amount to be paid to each Seller in accordance with Section 2.2;

(ii)    share transfer forms (formulário de transferência de ações and, with respect to the HoldCo Shares (if any), termo de transferência de ações), dated the Closing Date and duly executed by the Buyer (or its designee pursuant to Section 2.5), providing for the transfer to Buyer, free and clear of all Liens (other than those arising from the Company Shareholders Agreement (except in the event that all the Other Significant Shareholders exercise in full their tag-along rights in respect of the Transactions pursuant to Section 11.4(III) of the Company Shareholders Agreement) and any transfer restrictions imposed by applicable securities Laws) and in accordance with Law and the organizational documents of the Company and, as applicable, the organizational documents of ESC, of all of the Purchased Shares, and, as applicable, the HoldCo Shares;

(iii)    a counterpart to the Company Shareholder Agreement, duly executed by Buyer (solely in the event that not all Shares bound by the Company Shareholder Agreement shall have been sold to Buyer on or prior to the applicable Closing);

(iv)    solely in the event that each Other Significant Shareholder shall have exercised in full its tag-along rights in respect of the Transactions pursuant to Section 11.4(III) of the Company Shareholders Agreement and acceded to this Agreement, or caused its Other Shareholder Parent(s) to accede to this Agreement, in accordance with Article X, at the last Closing, the Buyer shall deliver an agreement, duly executed by any Affiliates of Buyer that are party to the Company

Shareholders Agreement, terminating the Company Shareholders Agreement effective prior to or as of the Closing on the Closing Date; and

(v)    The certificate contemplated by Section 7.3(c).

Section 2.4    Board Meeting at Closing.

(a)    Each Seller shall procure and obtain from all Other Significant Shareholders not having acceded to this Agreement, an undertaking to, on the Closing Date immediately following the Closing: (i) cause the members of the Board of Directors of the Company appointed by such Other Significant Shareholder not having acceded to this Agreement to temporally elect, pursuant to article 150 of the Brazilian Corporation Law, the new members of the Board of Directors (and their alternates) that were nominated by Buyer in substitution of the resigning members (such nominated members, the “New Members”); (ii) cause the members of the Board of Directors of the Company appointed by such Other Significant Shareholders not having acceded to this Agreement to elect one of the New Members as the Chairman of the Board of Directors, as instructed by Buyer; (iii) cause the members of the Board of Directors of the Company appointed by such Other Significant Shareholder not having acceded to this Agreement to, immediately following the Closing on the Closing Date, call a Special Shareholders’ Meeting (Assembleia Geral Extraordinária) of the Company in order to ratify and confirm the election of the New Members and to approve the election of the new members of the Fiscal Board to be appointed by Buyer in substitution of the resigning members; and (iv) vote in favor of the election of the members of the Board of Directors and of the Fiscal Board to be appointed by Buyer in place of the resigning members at the Special Shareholders’ Meeting of the Company referred to in clause (iii).

(b)    In case all of the Other Significant Shareholders have acceded to this Agreement, the members of the Board of Directors of the Company appointed by the Sellers shall, before resigning on the Closing Date, call a Special Shareholders’ Meeting (Assembleia Geral Extraordinária) of the Company in order to elect the New Members.

Section 2.5    Acquisition by Buyer Affiliates. Notwithstanding anything to the contrary contained in this Agreement, not less than five (5) Business Days prior to the Closing Date, Buyer may elect to have any or all of the Purchased Shares or HoldCo Shares transferred at Closing to one or more of its Affiliates in lieu of Buyer; provided that such Affiliate is a Brazilian entity and provided further that following such election, Buyer shall nevertheless be entitled to enjoy and exercise all of its rights hereunder, as if no such election had occurred, and shall remain (jointly and severally with such Affiliate) obligated pursuant to the terms hereof to the Sellers for the performance of all of its obligations hereunder.

Section 2.6    Withholding. Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from amounts otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such amounts under any applicable provisions of Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.7    Value for CPFL Energias Renováveis S.A.. For purposes of the Mandatory Tender Offer (if any) with respect to CPFL Energias Renováveis S.A., the total value assigned in this transaction for the shares of CPFL Energias Renováveis S.A. held directly or indirectly by the Company is R$3,168,935,347.80 (which, on the date hereof, equates to a per share value of R$12.20 per share of CPFL Energias Renováveis S.A.). Sellers shall have no Liability in relation to such determination of the total value assigned in this transaction for the shares of CPFL Energias Renováveis S.A. held directly or indirectly by the Company.

Section 2.8    Failure to Close. Provided that all the conditions precedent to such Party’s obligations to effect the Closing set forth in Article VII are satisfied or waived, as the case may be, the failure of any of the Parties to attend the Closing and comply in all material respects with its obligations provided for in Section 2.3 at the Closing (except to the extent that such Party’s failure to attend the Closing and perform the Closing actions provided for in Section 2.3 is due to such Party’s good faith (boa fé) belief that one or more of the conditions set forth in Article VII which are for the benefit of such Party are not satisfied on the proposed Closing Date), shall subject such defaulting Party to the payment of a non-exclusive, non-compensatory penalty of (i) in the event the defaulting Party is a Seller, 5% (five percent) of the Seller Purchase Price Amount that would have been payable to such Seller at such Closing, which penalty shall be payable by such Seller to Buyer or (ii) in the event the defaulting Party is Buyer, 5% (five percent) of the total sum of all Seller Purchase Price Amounts otherwise expected to be payable by Buyer at such Closing (to each Seller on a pro rata basis among the Sellers otherwise expected to participate in such Closing); provided that nothing in this Section 2.8 shall limit in any way, and this Section 2.8 shall be without prejudice to, such Party’s rights to require the defaulting Party to specifically perform its Closing obligations, to otherwise specifically (or otherwise) enforce any provision of this Agreement or to pay monetary damages resulting from the applicable breach or default. The Parties agree that the penalty contemplated by this Section 2.8 does not constitute liquidated damages. No amount shall be payable by Buyer to any Seller pursuant to this Section 2.8 if Buyer’s failure to close and comply in all material respects with its obligations provided for in Section 2.3 at the Closing is in response to the failure of such Seller to do the same (or vice versa).

Section 2.9    Indirect Sale Option.

(a)    Provided that each of the HoldCo Conditions (as defined below) are satisfied or waived by Buyer, ESC and CCSA may, by delivering to Buyer a notice and agreement in the form attached hereto as Exhibit 3 (an “Indirect Sale Notice and Accession Agreement”) and causing each HoldCo Seller (including CCSA in the capacity of a HoldCo Seller) to accede to this Agreement as a “HoldCo Seller” in accordance with Section 10.3, in each case no later than 30 days after the date of this Agreement (such 30 day period, the “Indirect Sale Election Window”), jointly and irrevocably elect to effect the sale of all of the Purchased Shares held by ESC to Buyer indirectly by a sale of 100% of the equity interests in ESC by the HoldCo Sellers, free from all Liens (other than those arising from the Company Shareholders Agreement (except in the event that all the Other Significant Shareholders exercise in full their tag-along rights in respect of the Transactions pursuant to Section 11.4(III) of the Company Shareholders Agreement) and transfer restrictions imposed by applicable securities Laws) to Buyer at the Closing (such a sale of 100% of the equity interests in ESC to Buyer, an “Indirect Sale”), in lieu of ESC selling all of the Purchased Shares held by it to Buyer at the Closing, for the same aggregate Seller Purchase Price Amount that would have been payable by Buyer to ESC at the Closing in exchange for ESC’s Purchased Shares; provided that an Indirect Sale Notice and Accession Agreement may only be delivered, and an Indirect Sale may only be effected at the Closing, if (A) each of the representations and warranties set forth in the Indirect Sale Notice and Accession Agreement (against which no disclosure shall be permitted without Buyer’s prior written consent, which may be given or withheld at Buyer’s sole discretion) and (as it relates to ESC, including ESC’s ownership of Shares) in Section 3.4 is true and correct as of the date of delivery of the Indirect Sale Notice and Accession Agreement and at the Closing for the Indirect Sale; (B) the covenants set forth in the Indirect Sale Notice and Accession Agreement are being and at all time shall have been performed and complied with in all material respects; (C) each Other Significant Shareholder shall have, in a form reasonably acceptable to Buyer, irrevocably and unconditionally waived all of its rights under Section 11.5(II) and Section 12.1 of the Company Shareholders Agreement in respect of the Transactions (including in respect of the Indirect Sale) and this Agreement for the benefit of the Company, ESC, Buyer and each Affiliate of Buyer, and each such waiver shall remain in full force and effect; and (D) each HoldCo Seller shall, in its capacity as such, have acceded to this agreement as a “Seller” pursuant to Section 10.3 and the HoldoCo Sellers shall collectively own 100% of the equity interests of ESC (clause (A) through clause (D), the “HoldCo Conditions”). In the event that any of the HoldCo Conditions ceases to be satisfied at any time after the delivery of the Indirect Sale Notice and Accession Agreement and prior to Closing, the Indirect Sale Notice and Accession Agreement previously delivered shall be null and void ab initio and have no force or effect, and (i) no further Indirect Sale Notice and Accession Agreement may be delivered, (ii) the Purchased Shares held by ESC shall be required to be sold to Buyer directly at the Closing by ESC, and not through an Indirect Sale (and Buyer shall have no further obligation to purchase any HoldCo Shares under any circumstances), (iii) VBC Energia S.A. shall cease to be a Party to this Agreement for any purposes), (iv) CCSA shall cease to be a Party to this Agreement as a “HoldCo Seller” (but for the avoidance of doubt shall remain a Party to this Agreement for all other purposes, including in its capacity as a “Seller” with respect to the Dividend Shares and in respect of the guarantee provided by it pursuant to Article XI), (v) ESC shall be reinstated as a “Seller” hereunder as from the execution date of this Agreement and (vi) this Agreement shall otherwise be interpreted as if no Indirect Sale Notice and Accession Agreement had been delivered. Irrespective of whether an Indirect Sale Notice is delivered, CCSA shall at all times be a

“Seller” with respect to the Dividend Shares and shall in all circumstances retain rights and obligations to directly sell such Dividend Shares to Buyer at the Closing, on and subject to the terms and conditions set forth herein, for the Share Purchase Price payable in respect of such Dividend Shares.

(b)    If an Indirect Sale Notice and Accession Agreement has been validly delivered, and solely for so long as such Indirect Sale Notice and Accession Agreement remains in full force and effect, notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms and conditions of this Section 2.9), (i) ESC shall not sell, convey, assign, transfer and deliver any Shares at the Closing, nor shall Buyer purchase any such Shares from ESC or deliver any Seller Purchase Price Amount to ESC, nor shall ESC and the Buyer be required to deliver any other thing to each other pursuant to Section 2.3, (ii) any representation or warranty that would otherwise be or have been made by ESC on its own behalf shall be deemed to be or have been made on a joint and several basis, as of the same dates, by the HoldCo Sellers, in the same manner and with respect to the same matters as they would have been had they been made directly by ESC (by way of example and without limiting the generality of the foregoing, the representations and warranties to be provided by ESC with respect to ESC’s ownership of Shares shall be interpreted to be representations and warranties of the HoldCo Sellers with respect to ESC’s ownership of such Shares), (iii) ESC shall be deemed not to have an obligation to indemnify, defend or hold harmless any Buyer Indemnified Party pursuant to Section 9.2, nor shall any act, failure to act, knowledge or investigation of ESC in any way adversely affect, or be deemed to adversely affect, any Buyer Indemnified Party’s rights pursuant to Article IX, (iv) except as specifically otherwise contemplated by any of clause (i) through clause (iii) of this Section 2.9(b), any provision of this Agreement that would, had the Indirect Sale Notice and Accession Agreement not been delivered and been in full force and effect, require ESC to take or not take an action shall be deemed to also include an obligation of each HoldCo Seller to cause ESC to take (or as applicable, not take) such action; (v) as from the Closing, ESC shall not have any responsibility or other Liability to CCSA or any Affiliate of CCSA with respect to any matter; (vi) Section 6.2, Section 6.3, Section 6.4, Section 6.6, Section 6.7, Section 6.12, Section 6.14 and Section 6.15 shall each be deemed to include an additional covenant of the HoldCo Sellers (in each case on an absolute basis and not subject to a “best efforts” limitation) to take or not take the actions specified thereunder in each case as if all reference to the Company or any Company Subsidiary set forth therein were to ESC and (vii) the HoldCo Sellers shall be deemed to be “Sellers” hereunder in respect of all of the HoldCo Shares held by them.

Section 2.10    Pre-Closing Dividend. The Sellers shall use their best efforts to cause the Company to declare, (i) prior to the first Closing, a cash dividend, payable to shareholders of record as of a date prior to the first Closing, in a per Share amount equal to the Additional Amount as of the Closing Date for such first Closing (and under no circumstances in excess of such amount) (such a dividend, the “First Pre-Closing Dividend”) and (ii) in the event there occurs a second Closing, a cash dividend, payable to shareholders of record as of a date prior to the second Closing, in a per Share amount equal to (A) the Additional Amount as of the Closing Date for such second Closing minus (B) a per Share amount equal to the First Pre-Closing Dividend (and under no circumstances in excess of such amount).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

REGARDING SELLERS

Each of ESC and CCSA hereby represents and warrants to Buyer, as of the date hereof and as of the Closing, and each other Seller hereby represents and warrants to Buyer as of the date it became a Party to this Agreement and as of the Closing, in each case solely in respect of itself (but not in respect of any other Seller), and where indicated in the applicable representation or warranty, in respect of its Affiliates, the Company and the Company’s Subsidiaries that:

Section 3.1    Incorporation and Corporate Power. Such Seller (a) is a legal entity duly organized and validly existing under the Laws of Brazil, (b) has all corporate power and authority to own, pledge and dispose of its Seller Shares in accordance with the Company Shareholders Agreement and all requisite authorizations, licenses, Permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted, (c) has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and any Seller Accession Agreement delivered by it to Buyer, and has or will prior to the execution of the applicable document have full corporate power and authority to execute each of the agreements, instruments and other documents relating to the purchase and sale of the Purchased Shares (whether directly or, with respect to any Other Shareholder Parent that is a Seller hereunder, indirectly through its Subsidiary that is an Other Significant Shareholder) and/or of the HoldCo Shares and to any of the transactions contemplated by this Agreement (collectively, the “Transactions”) and (d) is not in material violation of any of the provisions of its governing documents. The copy of the bylaws of such Seller furnished by such Seller to Buyer (with respect to ESC and CCSA) prior to the date hereof, or (with respect to each Seller other than ESC and CCSA) prior to the date it became a Party to this Agreement, reflects all amendments made thereto and is correct and complete in all respects. ESC and CCSA have provided to Buyer, prior to the date hereof, a true and correct copy of the Company Shareholders Agreement, together with all amendments thereto, and such agreement, as so amended, is in full force and effect.

Section 3.2    Execution, Delivery; Valid and Binding Agreements. The execution, delivery and performance by such Seller of this Agreement and any Seller Accession Agreement delivered by it to Buyer, and the consummation of the Transactions by it (whether directly or, with respect to any Other Shareholder Parent that is a Seller hereunder, indirectly through its Subsidiary that is an Other Significant Shareholder), have been duly and validly authorized by all requisite corporate action, and no other corporate, member or stockholder authorization or consent or other proceedings on the part of such Seller or its Affiliates are necessary to authorize the execution, delivery or performance of this Agreement or any Seller Accession Agreement by such Seller. This Agreement and any Seller Accession Agreement delivered by such Seller to Buyer has been duly executed and delivered by such Seller, and constitutes the valid and binding obligation of such Seller, enforceable in accordance with its respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exceptions”). Each agreement, instrument and other document relating to any of the Transactions executed or to be executed by such Seller or such Seller’s Subsidiary constitutes or, when entered into will constitute, a valid and binding obligation of such Seller or, as applicable, such Subsidiary, enforceable in accordance with its respective terms, except to the extent that enforceability thereof may be limited by the Bankruptcy and Equity Exceptions.

Section 3.3    No Breach. Assuming the receipt of the approvals set forth on Schedule 3.3 (the “Regulatory Approvals”) and the consents contemplated by Schedule 6.5(a) through Schedule 6.5(c), the execution, delivery and performance by such Seller of this Agreement and any Seller Accession Agreement delivered by it to Buyer, and the execution, delivery and performance by such Seller and its Subsidiaries of each of the other agreements, instruments and other documents relating to any of the Transactions, to which such Seller or any of its Subsidiaries is or will be a party, and the consummation by such Seller of the Transactions (whether directly or indirectly through its Subsidiary that is an Other Significant Shareholder), do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or result in the creation of a right of termination or acceleration or any Lien upon, any of the Shares or any assets of such Seller (or, to the Knowledge of such Seller, of the Company or any of the Company Subsidiaries) under the provisions of (a) any Contract or Permit by which such Seller (or, to the Knowledge of such Seller, the Company or any of the Company Subsidiaries) is bound or affected, (b) the governing documents or any duly adopted stockholder, or director resolution of such Seller (or, to the Knowledge of such Seller, of the Company or any of the Company Subsidiaries) or (c) any Brazilian Laws to which such Seller (or, to the Knowledge of such Seller, the Company or any of the Company Subsidiaries) is subject, or give any Governmental Authority or other Person the right to challenge any of the Transactions, except, in each case, as is not reasonably likely to result in a Material Adverse Effect or in loss of any Concession or use of any Concession or license. In connection with the Transactions, neither such Seller nor (to the Knowledge of such Seller, the Company or any of the Company Subsidiaries) (nor, with respect to any Other Shareholder Parent that is a Seller hereunder, such Seller’s Subsidiary that is an Other Significant Shareholder) is subject to the Laws of any jurisdiction other than the Laws of Brazil.

Section 3.4    Title to Shares.

(a)    Each Seller (or, with respect to any Other Shareholder Parent that is a Seller hereunder, such Seller together with its Subsidiary that is an Other Significant

Shareholder) (i) is the sole record and beneficial owner of the Shares listed on its Share Schedule and (ii) has good title to all such Shares, free and clear of all Liens (other than any transfer restrictions imposed by applicable securities Laws and Liens created under the Company Shareholders Agreement). Except for such Shares listed in column (A) or column (B) of such Seller’s Share Schedule, neither such Seller nor any of its Subsidiaries owns, of record, beneficially or otherwise, or has any interest in or right to acquire, any shares of capital stock of, or other equity or voting interest in, the Company. On the Closing Date, immediately after consummation of the Closing with respect to such Seller’s Seller Shares, Buyer (or its designee) will have acquired from such Seller, free from all Liens (other than those arising from the Company Shareholders Agreement (except in the event that all the Other Significant Shareholder exercise in full their tag-along rights in respect of the Transactions pursuant to Section 11.4(III) of the Company Shareholders Agreement) and any transfer restrictions imposed by applicable securities Laws) the percentage the outstanding common capital stock of the Company set forth on such Seller’s Share Schedule. Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 8.1, such Seller shall not (and each Other Shareholder Parent that is a Seller hereunder shall cause its Subsidiary that is an Other Significant Shareholder not to), directly or indirectly:

(i)    sell, convey, transfer, pledge or otherwise encumber or dispose of any of its Seller Shares or any interest therein, except pursuant to this Agreement;

(ii)    deposit any of its Seller Shares into a voting trust or enter into a voting agreement or arrangement with respect to any such Seller Shares or grant any proxy with respect thereto; or

(iii)    enter into any Contract with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Seller Shares.

(b)    Except for this Agreement and the Company Shareholders Agreement, neither such Seller, nor (with respect to any Other Shareholder Parent that is a Seller hereunder) such Seller’s Subsidiary that is an Other Significant Shareholder, is a party to any voting trusts, proxies, or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of any Shares.

Section 3.5    Governmental Authorities; Consents. Except for the Regulatory Approvals and for any notices, reports or filings required under applicable securities laws or stock exchange rules in the United States or Brazil, no notices, reports or other filings are required to be made by such Seller or its Affiliates (or, to the Knowledge of such Seller, the Company or any Company Subsidiary) with, and no Permit, authorization, Consent, approval or exemption is required to be obtained by such Seller or its Affiliates (or, to the Knowledge of such Seller, the Company or any Company Subsidiary) from, any Governmental Authority or any other Person, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions contemplated hereby, except as would not reasonably be likely to have a Material Adverse Effect.

Section 3.6    Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (each, an “Action”) pending (or, to the Knowledge of such Seller, threatened) against such Seller (or, with respect to any Other Shareholder Parent that is a Seller hereunder, against such Seller’s Subsidiary that is an Other Significant Shareholder) that (a) relate to any Shares or the Company Shareholders Agreement, (b) challenge the validity or enforceability of such Seller’s obligations under this Agreement (or those of CCSA, as the case may be) or any Seller Accession Agreement or Indirect Sale Notice and Accession Agreement delivered by it to Buyer or any other document related to the Transactions or (c) would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions. Neither such Seller, nor (with respect to any Other Shareholder Parent that is a Seller hereunder) such Seller’s Subsidiary that is an Other Significant Shareholder, is a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

Section 3.7    Certain Conduct; Sanctions. Neither such Seller nor any of its Affiliates, nor any Person listed in Article 4º, § 2º of Brazilian Law No. 12,846, dated August 1, 2013, as amended (in respect of such Seller or any of its Affiliates), nor any director, officer, agent, representative or employee of, or other Person associated with or acting on behalf or for the benefit of or purporting to act on behalf of, any of the foregoing entities, (A) has, in connection with any act on behalf of or for the benefit of or purporting to act for or on behalf of the Company or any of its Subsidiaries, directly or indirectly in violation of Law (w) made, offered or promised to make, or authorized the making of, any payment or provision of anything of value or advantage to any Person, (x) given, offered or promised to give, or authorized the giving of, any gift, benefit, political or charitable contribution or any other thing, service or benefit of value or advantage to any Person, (y) requested or received any unlawful payment, gift, benefit, political or charitable contribution or other unlawful thing of value or advantage or (z) violated any provision of the FCPA, the Brazilian Corruption Laws or any other Law of Brazil that prohibits corruption, bribery, money-laundering or any of the foregoing actions (the “Covered Laws”); (B) has been or is being investigated by a Governmental Authority with respect to conduct within the scope of clause (A) above; (C) will directly or indirectly use all or any portion of any Seller Purchase Price Amount paid to it by Buyer at the Closing (x) for or in connection with or in furtherance of the making, offering or promising to make, or the authorization of the making of any unlawful payment or provision of anything of value or advantage to any Person; (y) for or in connection with or in furtherance of the giving, offering or promising to give, or the authorization of the giving of any unlawful gift, benefit, political or charitable contribution or other unlawful thing of value to any Person; or (z) in a manner that would violate any provision of any Covered Law in any material respect; or (D) is a “foreign official” within the meaning of the FCPA.

Section 3.8    Brokerage. Each Seller is solely responsible for any commissions, fees, costs, expenses and other amounts paid or payable to its investment banker, broker, finder, advisors, counsels and other intermediaries in connection with the Transactions.

Section 3.9    Related Party Arrangements. There are no material transactions or Contracts between such Seller or any of its Affiliates (or any stockholder, officer, director or employee of such Seller or any of such Seller’s Affiliates or any immediate family member of any of the foregoing) (each of the foregoing with respect to such Seller, a “Related Party”), on the one hand, and the Company or any of its Subsidiaries, on the other hand, that require the fulfillment of any obligations, Liabilities or payments by the Company or any of its Subsidiaries on or after the Closing Date that are not on arms-length terms (each such agreement, a “Related Party Contract”). Neither the Company nor any of its Subsidiaries is a creditor or obligor of any Related Party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

REGARDING THE COMPANY

Each of ESC and CCSA hereby represents and warrants to Buyer, as of the date hereof and as of the Closing, and each other Seller hereby represents and warrants to Buyer as of the date it became a Party to this Agreement and as of the Closing, that:

Section 4.1    Incorporation and Corporate Power. The Company is a corporation (sociedade por ações) duly incorporated and validly existing under the Laws of Brazil and has all requisite corporate power and authority to own, lease and operate its material properties and assets and to carry on its business in all material respects as presently conducted. The copy of the Company’s organizational documents publicly available from the Commercial Registry of the State of São Paulo as of the date of this Agreement are true, complete and correct and in full force and effect and the Company is in compliance in all material respects with such organizational documents. None of such organizational documents of the Company or the Company Shareholders Agreement has been amended from and after the Buyer Initial Offer Submission Date to the date hereof.

Section 4.2    Capital Stock.

(a)    The authorized capital stock of the Company consists of 500,000,000 Shares and no shares of preferred stock. As of May 19, 2016, 1,017,914,746 Shares were issued and outstanding, no Shares were reserved for issuance in connection with the Company’s employee benefits plans and stock option plans and no Shares were held in treasury. To the Knowledge of such Seller, no additional Shares have been issued since such date, other than for issuances of some or all of the Shares reserved for issuance described in the immediately preceding sentence pursuant to the Company’s employee benefits plans and stock option plans in accordance with the terms thereof. Except as set forth in this Section 4.2(a), to the Knowledge of Seller, there are no Shares or other equity interests outstanding, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Shares or other equity interests of the Company. To the Knowledge of Seller, except for the Company Shareholders Agreements and the shareholders agreements of the Subsidiaries set forth in Schedule 4.2(a)(ii), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, Contracts, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, sell, purchase, repurchase or redeem or otherwise acquire, or vote or direct the voting of, any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries (or any voting or economic rights therein), and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(b)    All of the issued and outstanding shares of the capital stock of the Company (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were offered, sold, issued and delivered in compliance with all applicable securities Laws and (iii) are not subject to, and were not issued in violation of, any preemptive rights or any other third-party rights created by statute, the governing documents of such entity or any Contract to which the Company is a party or by which the Company is bound.

Section 4.3    Absence of Certain Changes. Except as set forth in Schedule 4.3, to the Knowledge of such Seller, from December 31, 2015 until the date of this Agreement:

(a)    the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in, the ordinary course of business and there has not been any change in the business, assets, liabilities, properties, financial condition or results of operations of the Company and its Subsidiaries (including any adverse change with respect to any events, changes, developments, circumstances, state of facts or effects existing on or prior to December 31, 2015), which has had, or could, individually or in the aggregate, have a Material Adverse Effect (except to the extent publicly disclosed by the Company in the Specified Disclosure Documents prior to the Seller Letter Execution Date); and

(b)    neither the Company nor any of its Subsidiaries has taken any of the actions restricted by Section 6.1(a)(i) through Section 6.1(a)(xix), except in each case in the ordinary course of business where not material to the Company and its Subsidiaries (except to the extent publicly disclosed by the Company in the Specified Disclosure Documents prior to June 27, 2016).

As of the Buyer Initial Offer Submission Date, to the Knowledge of such Seller, the Company has not issued and will not issue any Shares or equity interests, or securities or obligations convertible or exchangeable into or exercisable for, or give any Person a right to subscribe for or acquire, any Shares or other equity interests, of the Company in connection with, or as a result of, the Company’s planned acquisition of AES Sul Distribuidora Gaúcha de Energia S.A.

Section 4.4    Disclosure and Liabilities. To the Knowledge of such Seller:

(a)    With respect to each Specified Disclosure Document, there are no events, changes, developments, circumstances, states of facts or effects having arisen prior to the Applicable Date of such Specified Disclosure Document the existence of which results in, and there have not occurred any events, changes, developments, circumstances, states of facts or effect occurring since the Applicable Date of such Specified Disclosure Document that, had they arisen prior to the Applicable Date, would have resulted in, such Specified Disclosure Document (including any financial statements or other financial information contained therein) containing any untrue statement of a material fact or omitting to state a material fact required pursuant to Law to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, including for the avoidance of doubt with respect to any tax contingencies, liabilities or threatened or commenced litigation or similar proceedings involving claims against the Company or any of its Subsidiaries; environmental conditions or contingencies; undue and excessive tariffs; investigations or proceedings relating to, or non-compliance with, Laws; termination, revocation, forfeiture, intervention, amendment of terms, or imposition of penalties under any Permits or Concessions; employee benefits; pension plan liabilities; labor and employment matters; compliance with Laws; insurance; material Contracts; real property and accuracy of financial statements and other financial information; and

(b)    The Liabilities of the Company and its Subsidiaries are accounted for on the Latest Balance Sheet in accordance with Brazilian GAAP.

Section 4.5    No Other Representations and Warranties. Except as provided in Article III and Article IV (and, with respect to the parties thereto, in any Indirect Sale Notice and Accession Agreement) Sellers do not make any other representations or warranties whatsoever to Buyer or Buyer Guarantor

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to the Sellers, as of the date hereof, that:

Section 5.1    Incorporation and Corporate Power. Buyer is a sociedade limitada duly organized and validly existing under the Laws of Brazil. Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, and Buyer has or will prior to the execution of the applicable document have full corporate power and authority to execute each of the agreements, instruments and other documents relating to any of the Transactions. The copies of the governing documents for Buyer furnished by Buyer to ESC prior to the date hereof reflect all amendments made thereto and are correct and complete in all respects. Buyer is not in material violation of any of the provisions of its governing documents.

Section 5.2    Execution, Delivery; Valid and Binding Agreements. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the Transactions by it, have been duly and validly authorized by all requisite corporate action, and no other corporate, member or stockholder authorization or consent or other proceedings on the part of Buyer or its Affiliates are necessary to authorize the execution, delivery or performance of this Agreement by Buyer. This Agreement has been duly executed and delivered by Buyer, and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its respective terms, except to the extent that enforceability thereof may be limited by the Bankruptcy and Equity Exceptions. Each agreement, instrument and other document relating to any of the Transactions executed or to be executed by Buyer constitutes or, when entered into will constitute, a valid and binding obligation of Buyer, enforceable in accordance with its respective terms, except to the extent that enforceability thereof may be limited by the Bankruptcy and Equity Exceptions.

Section 5.3    No Breach. Assuming the receipt of the Regulatory Approvals, the execution, delivery and performance by Buyer of this Agreement, the execution, delivery and performance by Buyer of each of the other agreements, instruments and other documents relating to any of the Transactions, to which Buyer is or will be a party, and the consummation by Buyer of the Transactions, do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or result in the creation of a right of termination or acceleration or any Lien upon, any of the shares or any assets of Buyer under the provisions of (a) any Contract or Permit by which Buyer is bound or affected, (b) the governing documents or any duly adopted stockholder, or director resolution of Buyer or (c) any Brazilian Laws to which Buyer is subject, or give any Governmental Authority or other Person the right to challenge any of the Transactions, except, in each case, as is not reasonably likely to materially impair, delay or prevent the consummation of any of the Transactions. In connection with the Transactions, Buyer is not subject to the Laws of any jurisdiction other than the Laws of Brazil.

Section 5.4    Governmental Authorities; Consents. Except for the Regulatory Approvals and for any notices, reports or filings required under applicable securities laws or stock exchange rules in the United States or Brazil, no notices, reports or other filings are required to be made by the Buyer or its Affiliates with, and no Permit, authorization, Consent, approval or exemption is required to be obtained by the Buyer or its Affiliates from, any Governmental Authority or any other Person, in connection with the execution, delivery and performance of this Agreement and the consummation of the

Transactions contemplated hereby, except as would not reasonably be expected to prevent, materially impair or materially delay the consummation of the Transactions.

Section 5.5    Sufficient Immediately Available Funds. Buyer and Buyer Guarantor will collectively have sufficient immediately available funds to pay (i) at the Closing, the Seller Purchase Price Amounts to each Seller and (ii) at the closing for the Mandatory Tender Offer, (if any), the aggregate Mandatory Tender Offer offer price payable to Company shareholders in respect of Shares tendered into the Mandatory Tender Offer and not withdrawn.

Section 5.6    Litigation and Liabilities. There is no Action pending (or, to the knowledge of Buyer, threatened) against Buyer that (a) challenge the validity or enforceability of Buyer’s obligations under this Agreement or any other document related to the Transactions or (b) would, individually or in the aggregate reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions. Buyer is not a party to or subject to the provisions of any Order that would, individually or in the aggregate, if adversely ruled against Buyer, prevent the consummation of the Transactions.

Section 5.7    Brokerage. Buyer is solely responsible for any commissions, fees, costs, expenses and other amounts paid or payable to its investment banker, broker, finder, advisors, counsels and other intermediaries in connection with the Transactions.

Section 5.8    Certain Conduct. Neither Buyer nor any of its Affiliates, nor any Person listed in Article 4º, § 2º of Brazilian Law No. 12,846, dated August 1, 2013, as amended (in respect of Buyer or any of its Affiliates), nor any director, officer, agent, representative or employee of, or other Person associated with or acting on behalf or for the benefit of or purporting to act on behalf of, any of the foregoing entities, (A) has, in Brazil in connection with the Transactions, directly or indirectly in violation of Law (w) made, offered or promised to make, or authorized the making of, any payment or provision of anything of value or advantage to any Person, (x) given, offered or promised to give, or authorized the giving of, any gift, benefit, political or charitable contribution or any other thing, service or benefit of value or advantage to any Person, (y) requested or received any unlawful payment, gift, benefit, political or charitable contribution or other unlawful thing of value or advantage or (z) violated any Covered Law; (B) has been or is being investigated by a Governmental Authority with respect to conduct within the scope of clause (A) above.

Section 5.9    No Other Representations and Warranties. Except as provided in this Article V, Buyer does not make any other representations or warranties whatsoever to any Seller.

ARTICLE VI

COVENANTS

Section 6.1    Interim Operations.

(a)    Except as otherwise required by Law or expressly required by this Agreement, each Seller agrees, from the date it becomes a Party hereto until the Closing, to use its best efforts to cause the Company and its Subsidiaries (solely to the extent that such Seller (directly or through its Subsidiary) (i) has a right to vote for or against the taking or not taking of any such action, either as a shareholder or through one or more representatives appointed to the board of directors or similar governing or advisory body of the Company or a Company Subsidiary, (ii) has a veto, consent or other right pursuant to the Company Shareholders Agreement, alone or together with the other Sellers then party hereto, to cause any such action to be taken or not taken or (iii) with respect to shareholder or board meetings of the Company or any Company Subsidiary, has the right at such meeting to speak in favor of or against the Company or a Company Subsidiary taking the course of action contemplated by this Section 6.1(a) without unreasonably disrupting such meeting (clause (i) through clause (iii) “Specified Rights”)) to (w) conduct their respective businesses in the ordinary course of business, on an arms-length basis and in compliance in all material respects with Law, (x) comply with all Covered Laws and (y) use their respective best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of their present employees and agents and (z) make all filings and other submissions required to be made by the Company and its Subsidiaries with the CVM, the United States Securities and Exchange Commission or other Governmental Authorities in compliance with Law and on a timely basis. Without limiting the generality of, and in furtherance of, the foregoing, each Seller agrees, from the date it becomes a Party hereto until the Closing, (solely to the extent that such Seller has (directly or through its Subsidiary) Specified Rights with respect to such matter) to (except as otherwise required by Law, or expressly required by this Agreement, or approved by Buyer, it being understood that if a notice requesting such approval is made to Buyer and Buyer does not respond to such notice within 5 Business Days of receipt thereof, such non-response shall be deemed approval of the matter referred to in such notice) use its best efforts to cause the Company and each Company Subsidiary not to (in each case, except in the ordinary course of business where not material to the Company and its Subsidiaries):

(i)    amend or propose to amend any governing document of the Company or any Company Subsidiary;

(ii)    merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among Wholly-Owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii)    issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of, any shares of capital stock of the Company or of the Company Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, except in connection with the Company’s employee benefits plans and stock option plans;

(iv)    redeem, purchase or acquire or offer to redeem, purchase or acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock;

(v)    split, combine or reclassify any outstanding shares of its capital stock (or any securities convertible into or exchangeable for any shares of its capital stock);

(vi)    declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock (except (A) as required by Law or the Company’s by-laws, the by-laws of a Company Subsidiary in existence on the date hereof or the Company Shareholders Agreement as amended through the Buyer Initial Offer Submission Date, (B) with respect to dividends and distributions by any direct or indirect Wholly-Owned Subsidiary of the Company to either the Company or (C) cash dividends made pursuant to and in compliance with Section 2.10) or enter into any agreement with respect to the voting of its capital stock, it being understood that the Company is not able to decide on the distribution of dividends by certain Company Subsidiaries pursuant to the shareholders agreements of such Subsidiaries set forth in Schedule 4.2(a)(ii);

(vii)    make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect Wholly-Owned Subsidiary of the Company) in excess of R$10 million in the aggregate;

(viii)    except as set forth in Section 6.1(a)(viii) of Schedule 6.1(a), incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than a direct or indirect Subsidiary of the Company), or issue or sell any debt securities, or warrants or other rights to acquire any debt security, of the Company or any of its Subsidiaries, other than for (A) the incurrence by the Company and its

Subsidiaries of indebtedness for borrowed money in the ordinary course of business in an amount not to exceed R$50 million in the aggregate, (B) the incurrence by the Company and its Subsidiaries of indebtedness for borrowed money on the most favorable market terms reasonably available to the Company or such Company Subsidiary and consistent with the indebtedness being replaced, or (C) guarantees of indebtedness for borrowed money of Subsidiaries of the Company;

(ix)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, licenses, operations, rights, product lines, properties, businesses or interests therein (including capital stock of any of its subsidiaries), except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of R$5 million in any single transaction or series of related transactions, other than pursuant to Contracts in effect prior to the date hereof;

(x)    except as set forth in Section 6.1(a)(x) of Schedule 6.1(a), acquire outside of the ordinary course of business (including by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any material assets, or any corporation, partnership, joint venture, limited liability company or other business organization (or division or material assets thereof), in any single transaction or series of related transactions in excess of R$50 million;

(xi)    enter into any transaction with any Insider (other than any employment or consulting engagement arrangements with customary and arm’s-length terms entered into in the ordinary course of business);

(xii)    cancel any debts or waive any claims or rights of material value except for cancellations made or waivers granted to any Person other than an Insider in the ordinary course of business which, in the aggregate, are not material;

(xiii)    conclude or agree to any material corrective actions, plans, consent decrees, actions or orders;

(xiv)    initiate, settle, compromise or waive any rights relating to any material litigation or arbitration matters or other proceedings before a Governmental Authority or any other Person (A) for amounts in excess of R$50 million or (B) with respect to settlements, compromises or waivers, where such settlement, compromise or waiver imposes non-monetary restrictions, obligations or penalties on the Company or any Company Subsidiary or would materially damage the reputation of the Company or any Company Subsidiary;

(xv)    make any changes with respect to accounting policies or procedures, except as required by changes in Law or Brazilian GAAP;

(xvi)    except as set forth in Section 6.1(a)(xvi) of Schedule 6.1(a), (A) materially increase the compensation or benefits of any directors, officers or employees of the Company or any of the Company Subsidiaries, (B) enter into, modify or terminate any employment, severance or similar Contract with any directors, officers or employees of the Company or any of the Company Subsidiaries, other than employment agreements terminable at will or (C) take any action to accelerate the vesting or lapsing of restrictions or payment;

(xvii)    make or change any (A) material Tax election, accounting method, principle or practice from those utilized in the preparation of the latest Tax Returns , (B) settlement or final resolution of any Tax controversy or (C) amendment to any Tax Return;

(xviii)    take any action that would (or fail to take any action where such failure would), individually or in the aggregate, result in or reasonably be likely to result in any of the conditions in this Agreement set forth in Article VII not being satisfied; or

(xix)    enter into or propose to enter into, or modify or propose to modify, any Contract which obligates or would obligate the Company or any Company Subsidiary to take any of the actions set forth in this Section 6.1(a).

It is understood and agreed that to the extent a Seller has exercised all of the Specified Rights available to it or its Subsidiary in connection with a matter covered by this Section 6.1(a) in furtherance of its obligation to use best efforts to cause the Company and/or its Subsidiaries to take (or, as applicable, not take) an action pursuant to this Section 6.1(a), and the Company or such Company Subsidiary nonetheless takes an action that such Seller was using its best efforts to cause not to be taken (or the Company or such Company Subsidiary nonetheless does not take an action that such Seller was using its best efforts to cause to be taken), then such Seller shall not be in breach of its obligations under this Section 6.1(a) as a result of the Company or such Company Subsidiary having taken (or, as applicable, not taken) such action.

(b)    Each Seller shall use its best efforts to cause the Company and the Company Subsidiaries to, to the extent permissible by Law, and subject to acknowledgment by Buyer that it is restricted in its ability to trade Shares of the Company and its Subsidiaries, promptly notify Buyer of (i) any emergency involving the Company or any Company Subsidiary, (ii) any material deviation by the Company or any Company Subsidiary from the ordinary course of business or any material change in the operation of the properties of the Company or any Company Subsidiary and (iii) any material claims, complaints, investigations or hearings (or communications indicating that the same may be contemplated) in any case initiated by any Governmental Authority regarding the Company or any Company Subsidiary.

Section 6.2    Conditions; Filings; Consents.

(a)    Subject to the terms and conditions set forth in this Agreement, the Sellers and Buyer shall (and shall cause their respective Affiliates to), cooperate with each other and use (and each Seller shall use its best efforts to cause the Company and its Subsidiaries to use) their respective best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and Laws to consummate and make effective the Transactions as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable the Regulatory Approvals and all other consents, registrations, approvals, Permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Transactions; provided, however, that (i) nothing in this Agreement, including this Section 6.2, shall require, or be construed to require, Buyer, the Company, the Company Subsidiaries or Sellers, or any Affiliates of any of the foregoing, to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing, any assets, licenses, operations, Concessions, rights, product lines, businesses or interest therein of Buyer or its Affiliates or of the Company or any of its Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company of any of its assets, licenses, operations, Concessions, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any changes (including through a licensing arrangement) or restrictions on, or other impairment of Buyer’s, the Company’s or its Subsidiaries, or Sellers’, or any Affiliate of any of the foregoing’s, ability to own, operate or take any other actions with respect to any of such assets, licenses, operations, Concessions, rights, product lines, businesses or interests therein or Buyer’s, the Company’s or its Subsidiaries, or Sellers’, or any Affiliate of any of the foregoing’s, ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of the Company and the Company’s Subsidiaries (and the Sellers shall use their best efforts to procure that neither the Company nor any of its Subsidiaries shall effect or agree to effect any of the foregoing without Buyer’s consent) and (ii) nothing in this Agreement, including this Section 6.2, shall require, or be construed to require, Buyer or any of its Affiliates to (A) take any other action under this Section 6.2 if the CADE or any other Governmental Authority authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Transactions or (B) initiate or defend against any Action.

(b)    Without limiting the generality of Section 6.2(a), (i) as promptly as reasonably practicable after the execution of this Agreement, Buyer and each Seller shall, and each Seller shall use its best efforts to cause the Company and the Company’s

Subsidiaries to, make or cause to be made all filings and submissions under any Laws, including with CVM, CDN (if required), ANEEL and CADE, necessary for the consummation of the Transactions and (ii) within four (4) Business Days of the Bonaire Sellers having acceded to this Agreement, the Bonaire Sellers shall make or cause to be made all filings and submissions under any Laws that are necessary to obtain the Bonaire Regulatory Condition.

(c)    Without limiting the generality of Section 6.2(a), each Party shall keep the other Parties reasonably apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining the Regulatory Approvals and all other required approvals or consents of any Governmental Authority. In that regard, each Party shall (and each of the Sellers shall use its best efforts to cause the Company and its Subsidiaries to) without limitation: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties of) any communications from or with any Governmental Authority with respect to any of the Transactions, (ii) permit the other Parties a reasonable opportunity (taking into account the circumstances) provided on a timely basis (taking into account the circumstances) to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed written or, to the extent reasonably practicable, any oral communication with any such Governmental Authority; provided that no Party shall be required to permit any such period of review, discussion or consideration to unreasonably delay any filing or other communication, (iii) not participate in any meeting with any such Governmental Authority unless it has given the other Parties a reasonable opportunity, taking into account the circumstances, to consult with it in advance; provided that no Party shall be required to permit any such period of consultation to unreasonably delay such meeting and (iv) promptly furnish the other Parties with all information regarding itself and its Affiliates and their respective directors, officers and stockholders (and, with respect to the Sellers’ best efforts obligations pursuant to this Section 6.2, regarding the Company, its Subsidiaries and the respective directors, officers and stockholders of the Company and its Subsidiaries) and such other matters as may be reasonably necessary or advisable, or reasonably requested by another Party hereto, in connection with any statement, filing, notice, application or submission made or required to be made by any Party hereto to any Governmental Authority in connection with the Transactions.

(d)    At all times from the execution of this Agreement and until the CADE approval to the Transactions is given, neither the Buyer nor any Seller nor any Affiliates of either of the foregoing shall take any actions or adopt any measures in connection with the Transactions that would result in modifications of the competition conditions or physical structures, or any transfer of assets, reciprocal exercise of influence with regard to competitively sensitive issues or exchange of competitively sensitive information. Any such actions or measures shall only be taken after the first to occur of either of the following events (in each case without prejudice to the proviso in Section 6.2(a)):

(i)    The lapse of fifteen (15) days as of the publication, in the Brazilian Federal Official Gazette, of CADE’s General Superintendent’s decision approving the transactions without any restrictions; provided that no third party nor any of CADE’s Commissioners has presented any appeal or objection to the decision within such period;

(ii)    In case an appeal or objection is presented, or the General Superintendent challenges the transactions before CADE’s Administrative Tribunal for Competition, the rendering of a final decision by CADE’s Administrative Tribunal for Competition;

Section 6.3    Access to and Delivery of Books and Records.

Subject to Law, from and after the date hereof and until the Closing Date:

(a)     only to the extent necessary and advisable for Buyer to conduct pre-Closing integration work, each Seller shall use its respective best efforts to cause the Company and the Company’s Subsidiaries to afford to Buyer and its authorized representatives reasonable access, upon previous notice to the Sellers and the Company, to documentary information, facilities and employees of the Company and the Company’s Subsidiaries; and

(b)    in the event an Indirect Sale Notice and Accession Agreement has been delivered and remains in effect, ESC shall afford to Buyer and its authorized representatives reasonable access, upon previous notice to ESC and CCSA, to documentary information, facilities and employees of ESC.

Notwithstanding the foregoing, no Seller shall be required to use its best efforts to cooperate with the Company or its Subsidiaries to afford such access, or to otherwise provide such information, to the extent that such access or provision of information (i) would be prohibited by Law (including competition law), (ii) is in respect of information that is competitively sensitive, or (iii) would result in waiver of privilege or breach of a good faith legal obligation of confidentiality. All requests for information pursuant to this Section 6.3 shall be directed to such representatives of the Company (or as applicable, ESC) as shall be designated by ESC. For purposes of Section 6.3(a), Buyer hereby acknowledges and agrees that the decision as to scheduling for access to particular documentary information, facilities and employees of the Company and Company Subsidiaries shall be made in each case by the Company and its Subsidiaries and that the Sellers shall not be required to interfere with the Company’s or its Subsidiaries’ reasonable decisions in connection with such scheduling arrangements.

Section 6.4    Resignation and Replacement of Directors, Officers and Members of the Fiscal Board.

(a)    At least 15 Business Days prior to Closing, each Seller in respect of which such Closing is expected to occur shall provide Buyer with a list of all of its and its Affiliates’ officers, directors, employees or other nominees currently sitting on the Board of Directors or Fiscal Board of the Company or any Company Subsidiary, or serving as an alternate to any person so seated. Each such Seller shall, to the extent required by Buyer in writing prior to Closing, cause such Persons to resign from any and all of their positions with the Company or any Company Subsidiary, effective at the Closing, by delivering at the Closing a resignation and release substantially identical to the form attached hereto as Exhibit 2.

(b)    With respect to the Indirect Sale, if any, the HoldCo Sellers shall cause each of the officers and directors (if any) of ESC, and their respective alternates, to resign from all their positions with ESC effective at the Closing, by delivering a resignation and release substantially identical to the form attached hereto as Exhibit 2.

Section 6.5    Certain Matters. The Sellers and the Buyer agree to the matters set forth in Schedule 6.5.

Section 6.6    Termination of Related Party Contracts. Except to the extent Buyer requires otherwise in writing prior to Closing, each Seller shall cause to be terminated (a) all Related Party Contracts between such Seller or any of its Affiliates (other than the Company or any Company Subsidiary) on the one hand, and any of the Company or any Company Subsidiary, on the other hand and (b) with respect to the HoldCo Sellers, all Contracts between ESC, on the one hand, and either HoldCo Seller or any Affiliate of any HoldCo Seller, on the other hand, in the case of each of clause (a) and clause (b), effective as of the Closing, without any penalty or Liability for the Company or any Company Subsidiary or (with respect to clause (b)) ESC. The HoldCo Sellers shall cause any and all amounts owed by ESC as of the Closing Date to either HoldCo Seller or to any Affiliate of any HoldCo Seller to be settled or waived in full, without any further Liability to ESC, effective as of the Closing with respect to the Indirect Sale.

Section 6.7    Tax Matters.

(a)    The Parties hereto shall, and shall cause their respective Affiliates to, cooperate with each other in the conduct of any Tax audit, claim for refund of Taxes, or similar proceedings involving or otherwise relating to the Company or any of the Subsidiaries, with respect to any Tax. Each Party shall (i) provide timely notice to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which such other Party or any of its Affiliates may have a Liability under this Agreement and (ii) furnish the other with copies of all relevant correspondence received by the furnishing Party from any Taxing Authority in connection with any audit or information request with respect to any Taxes referred to in subclause (i) of this Section 6.7(a).

(b)    In accordance with the provisions of Section 2 of Normative Instruction (Instrução Normativa) N. 892 issued by the Brazilian Revenue Service (Secretaria da Receita Federal do Brasil) on December 18, 2008, or any successor regulation thereto, the Sellers shall deliver to Buyer a copy of the payment document of the income tax on capital gains due as a result of the sale of the Purchased Shares and/or the HoldCo Shares, within fifteen (15) days after such Tax is due and payable or alternatively, a statement informing that no income tax is due as a result of such sale (expressly indicating the total amounts payable to each Seller under this Agreement) in the form approved by attachment I of Normative Instruction (Instrução Normativa) N. 892 issued by the Brazilian Revenue Service (Secretaria da Receita Federal do Brasil) on December 18, 2008, or any successor regulation thereto.

Section 6.8    Agreement Not to Compete.

(a)    CCSA agrees that from and after the Closing until the third anniversary of the Closing Date, CCSA shall not and shall cause its Subsidiaries (collectively, the “Restricted Entities”) not to, directly or indirectly, without the prior written consent of Buyer (which such consent may be withheld by Buyer in its sole discretion), (i) enter into or engage in any Competing Business in Brazil (the “Restricted Territory”) or (ii) invest in, own, manage, operate, finance, control or participate (whether as an employee, consultant, independent contractor, officer, director, agent, security holder, creditor, or otherwise) in the ownership, management, operation, financing or control of, or have any interest in, any Person that engages in the Competing Business in the Restricted Territory; provided, however, that (x) Camargo Correa Construções e Participações S.A. and its Subsidiaries may own, directly or indirectly, solely as a passive investment, equity interests of any of its customers acquired to secure construction Contracts for power generation or transmission projects and (y) the foregoing shall not prevent or restrict (A) any Restricted Entity from operating any business conducted by it as of the date hereof or (B) InterCement S.A. or its Subsidiaries from owning and operating power plants for purposes of supplying power (self-generation) for their cement operations, so long as third party sales of any excess power generation are only incidental to the operation of such power plants. For purposes of this Section 6.8(a), the term “Competing Business” shall mean any business that engages in the generation, transmission, distribution, sale or commercialization of electric energy, or any related activity.

(b)    CCSA hereby acknowledges and agrees (on behalf of itself and its Subsidiaries) that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of Section 6.8(a) are reasonable, not harmful to the general public or unduly burdensome, and no broader than are necessary to protect the legitimate business interests of Buyer and its Affiliates (including for purposes of this Section 6.8, the Company and its Subsidiaries) including the ability to realize the benefit of its bargain and enjoy the goodwill of the Company and the Company Subsidiaries, and acknowledges the adequacy of consideration received in connection with their agreement to the provisions of Section 6.8(a).

(c)    CCSA acknowledges and agrees (on behalf of itself and its Subsidiaries) that any breach or threatened breach of the covenants contained in this

Section 6.8 would cause irreparable injury to Buyer, that remedies at law for breach of the covenants contained in Section 6.8(a) may be inadequate and that, in addition to any other remedy that Buyer may have, Buyer shall be entitled to an injunction to restrain any breach or threatened breach by CCSA or any of its Subsidiaries, without any bond or other security being required and without the necessity of showing actual damages.

Section 6.9    Agreement Not to Solicit. As from and after the Closing until the third anniversary of the Closing Date, CCSA shall not and shall cause its Subsidiaries not to, without the prior written consent of Buyer (which such consent may be withheld by Buyer in its sole discretion), directly or indirectly (i) induce or encourage any then-current Executive Employee of the Company or any of its Subsidiaries to leave his position of employment with the Company and its Subsidiaries, (ii) solicit for employment or any similar arrangement (including any consulting arrangement), any then-current Executive Employee of the Company or any of its Subsidiaries or (iii) hire or assist any other Persons in hiring any then-current Executive Employee of the Company or any of its Subsidiaries; provided, however, that this Section 6.9 shall not prohibit general solicitations and recruitment notices not targeted towards any employees of the Company or any of its Subsidiaries.

Section 6.10    Certain Notices. From the date hereof until the Closing Date, each Party hereto shall promptly notify each of the other Parties in writing of any fact, change, development, effect, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII becoming incapable of satisfaction prior to the Termination Date.

Section 6.11    Publicity. The initial press release regarding the Transactions shall be a joint press release by Buyer and CCSA and thereafter, in each case except as required by Law or the request of any Governmental Authority, the Parties shall, and shall cause their respective Affiliates to, and the Sellers shall use their best efforts to cause the Company and its Subsidiaries to, consult with the other Parties prior to issuing any press release or otherwise making any announcements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Authority with respect thereto; it being understood that if the Party benefitting from the applicable consultation right fails to actively and reasonably engage in such a consultation with the Party obligated to so consult within 48 hours, such Party shall be deemed to have waived its consultation right with respect to such matter. None of the Parties shall issue any press releases or otherwise make public announcements with respect to the Transactions without the other Parties’ prior written consent.

Section 6.12    Confidentiality.

(a)    Each Seller, severally and not jointly, hereby agrees with Buyer that such Seller shall not, and that such Seller shall cause its Affiliates, stockholders, partners, members, directors, officers, agents and representatives not to, (and, solely with respect to clause (a)(ii) of this Section 6.12 and solely to the extent the Closing with respect to such Seller has not yet occurred, such Seller shall use its best efforts to cause the Company and its Subsidiaries not to) at any time (i) on or after the Closing Date until the fifth anniversary thereof, directly or indirectly, without the prior written consent of Buyer, disclose or use any confidential or proprietary information involving or relating to the Transactions or of the Company or any of its Subsidiaries, including regarding any business (including plans and strategies), customers, products (already traded or under development), negotiation plans or strategies, contracts, technical, marketing and financial information or (ii) from the date hereof until two years after the execution of this Agreement, directly or indirectly, without the prior written consent of Buyer, disclose or use any confidential or proprietary information relating to a Buyer Party or its Affiliates that such Seller or any of its Affiliates receives in connection with the Transactions from Buyer or Buyer’s Affiliate (the information described in clause (i) and clause (ii) collectively, “Confidential Information”); provided, however, that the information subject to the foregoing provision of this sentence shall not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or that was independently developed by the Seller without use or reference to Confidential Information or was in their rightful possession before the disclosure of the applicable Confidential Information to them; provided, further, that the provisions of this Section 6.12(a) shall not prohibit any retention of copies of records or disclosure required by Law so long as, to the extent practicable, reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same, it being understood that none of the foregoing shall restrict the Sellers from disclosing any Confidential Information to the extent reasonably necessary in order to obtain any Regulatory Approval or other Consent of a Governmental Authority. Each of the Sellers, severally and not jointly, agrees that such Seller shall be responsible for any breach or violation of the provisions of this Section 6.12(a) by any of such Seller’s Affiliates, stockholders, partners, members, directors, officers, agents or representatives.

(b)    From and after the date hereof until the earlier of the Closing and two years after the execution of this Agreement, Buyer hereby agrees with each Seller that Buyer shall not, and shall cause its Affiliates, stockholders, partners, members, directors, officers, agents and representatives not to, directly or indirectly, without the prior written consent of such Seller, disclose or use any confidential or proprietary information relating to a Seller, the Company or any of its Affiliates that Buyer or any of its Affiliates receives in connection with the Transactions from such Seller or such Seller’s Affiliate (collectively “Seller Confidential Information”); provided, however, that the information subject to the foregoing provision of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or that was independently developed by Buyer without use or reference to Seller Confidential Information or was in their rightful possession before the disclosure of the applicable Seller Confidential Information to them; provided, further, that the provisions of this Section 6.12(b) will not prohibit any retention of copies of records or disclosure required by Law so long as, to the extent practicable, reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same, it being understood that none of the foregoing shall restrict Buyer from disclosing any Seller Confidential Information to the extent reasonably necessary in order to obtain any Regulatory Approval or other Consent of a Governmental Authority. Buyer agrees that Buyer shall be responsible for any breach or violation of the provisions of this Section 6.12(b) by any of its Affiliates, stockholders, partners, members, directors, officers, agents or representatives.

Section 6.13    Obligations pursuant to the Company Shareholders Agreement. ESC shall deliver to the President/Chairman of the Board of Directors of the Company, no later than five (5) Business Days from the date hereof, the letter contemplated by Section 11.3 of the Company Shareholders Agreement in accordance with the procedures set forth therein and ESC shall use its best efforts to cause the President/Chairman of the Board of Directors of the Company to comply promptly with his obligations set forth in Section 11.3 of the Company Shareholders Agreement. The Sellers shall notify Buyer as promptly as possible, and in any case within three (3) Business Days, of any notices received by such Seller from Company with respect to the exercise or non-exercise by any Other Significant Shareholder of any right under the Company Shareholders Agreement with respect to the Transactions. The Sellers shall at all times comply in all respects with the Company Shareholders Agreement, and shall not permit any amendment thereto, or grant any consent or waiver thereunder, without the prior written consent of Buyer or as otherwise contemplated by this Agreement.

Section 6.14    Tender Offer Cooperation.

(a)    Buyer and Sellers hereby agree that, in certain circumstances set forth in such Brazilian Law, the Transactions may, pursuant to Brazilian Law, be conditioned on Buyer’s making a Mandatory Tender Offer. Accordingly, in such circumstance (if it arises), Buyer or any Affiliate thereof shall, to the extent required by applicable Brazilian Law, (i) prepare and file with the CVM an application for the execution of the Mandatory Tender Offer, (ii) execute and conduct the Mandatory Tender Offer and (iii) comply with any applicable requirements of the CVM and BM&FBOVESPA in respect of the Mandatory Tender Offer.

(b)    Prior to Closing, each Seller shall and shall cause its Affiliates to (and shall use its best efforts to cause the Company and its Subsidiaries to) cooperate with and provide Buyer with such assistance as Buyer may reasonably request to facilitate the Mandatory Tender Offer and in connection with the applications to the CVM referred to in clause (a) (and with respect to the Mandatory Tender Offer as it may apply in the United States, any documentation required to be filed with or furnished to the United States Securities and Exchange Commission), including (i) by providing such information and documents relating to the Company, each Company Subsidiary, itself and its Affiliates, the Transactions, the Purchased Shares and the HoldCo Shares as are reasonably necessary in connection therewith, (ii) by consulting with, and providing Buyer with all information and documents in connection with the Mandatory Tender Offer and (iii) by using their best efforts to cause the Company to take all actions requested by Buyer in connection with the Mandatory Tender Offer as soon as practicable.

Section 6.15    Restriction on Seller Acquisitions and Disposals of Company Securities. From the date hereof (or with respect to any Seller other than ESC or CCSA, from the date such Seller becomes a Party hereto) until the Closing (or, to the extent a Mandatory Tender Offer is required by Brazilian Law, the settlement of the Mandatory Tender Offer), no Seller shall, or permit any of its Affiliates (or, in the case of CCSA and ESC, their Subsidiaries) to, acquire or dispose of any Shares (except for such Shares that are not bound by the Company Shareholder Agreement) or other equity securities of the Company or any Company Subsidiary, or of any securities (including American depositary shares) or other rights or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Shares or other equity securities of the Company or any Company Subsidiary other than a disposal to Buyer pursuant to this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1    Conditions to Each Party’s Obligations. The obligations of Buyer and each Seller to effect the Closing are subject to the satisfaction (or waiver agreed to in writing by Buyer and each Seller) at or prior to the Closing of each of the following conditions:

(a)    Governmental Approvals.

(i)    CADE shall have given the irrevocable affirmative approval to the Transactions contemplated hereby, in accordance with the terms provided in Section 6.2(d) (and fifteen (15) days shall have elapsed since the decision was published in the Brazilian Federal Official Gazette (Diário Oficial da União) and no objection by a third party or avocação shall have occurred), pursuant to the Brazilian Competition Act (Law No. 12,529/2011).

(ii)    ANEEL shall have given the irrevocable affirmative approval to the Transactions contemplated hereby, in accordance with the terms provided in Section 6.2(a).

(iii)    CDN shall have given the irrevocable affirmative approval to the Transactions contemplated hereby, in accordance with the terms provided in Section 6.2(a), or the CDN shall have provided confirmation satisfactory (in Buyer’s sole discretion) to Buyer that such approval is not required.

(b)    No Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any Law or

Order that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions contemplated hereby or (ii) instituted any Action before any court of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of the Transactions; provided that no Party may rely on the failure of this condition if such failure was the direct result of such Party’s failure to comply with, or breach of, Section 6.2 of this Agreement.

Section 7.2    Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver agreed to in writing by the Buyer) at or prior to the Closing of the following conditions:

(a) (i) Each of the Seller Fundamental Warranties, (if an Indirect Sale is to occur at the Closing) and the HoldCo Fundamental Warranties shall be true and correct in all respects on and as of the date hereof (solely with respect to ESC, CCSA and the HoldCo Sellers, if any), on and as of the date it became a Party to this Agreement (solely with respect to each Seller other than ESC and CCSA) and as of the Closing Date, (ii) the representations and warranties set forth in Section 4.3(a) shall be true and correct in all respects on and as of the date hereof (solely with respect to ESC, CCSA and the HoldCo Sellers, if any), on and as of as of the date it became a Party to this Agreement (solely with respect to each Seller other than ESC and CCSA) and as of the Closing Date and (iii) other than for such Seller Fundamental Warranties and HoldCo Fundamental Warranties and for the representations and warranties set forth in Section 4.3(a), the representations and warranties contained in Article III and Article IV and (if an Indirect Sale is to occur at the Closing) the HoldCo Non-Fundamental Warranties (not giving effect in the individual case to any “material” or “Material Adverse Effect” or other similar qualifiers) shall be true and correct on and as of the date hereof (solely with respect to ESC, CCSA and the HoldCo Sellers, if any), on and as of as of the date it became a Party to this Agreement (solely with respect to each Seller other than ESC and CCSA) and on and as of the Closing Date (except for such representations and warranties that are made as of another specific date which shall be required to be true and correct only as of such date), except where the failures of such representations and warranties in this clause (iii) to be so true and correct has not had or would not reasonably be likely to have, in the aggregate, a Material Adverse Effect; it being specified that the truth and accuracy of the representations and warranties set forth in this Section 7.2(a) (x) shall be a condition to Buyer’s obligation to close with respect to all of the Sellers (considered as a group) to the extent such representation or warranty is given with respect to, or with respect to a matter relating to, the Company or a Subsidiary of the Company but (y) shall otherwise be a several condition with respect to Buyer’s obligation to close with respect to each individual Seller (and with respect to any Affiliate of such Seller that is also a Seller);

(b) (i) The covenants and agreements of the Sellers set forth in this Agreement to use their best efforts to cause the Company or its Subsidiaries to take (or as applicable, not take) specified actions at or prior to the Closing shall have been duly performed in all material respects except as would not reasonably be expected to (A) be material and adverse to the Company and its Subsidiaries taken as a whole or (B) prevent, materially impair, or materially delay the Transactions and (ii) solely with respect to the Buyer’s obligation to effect the Closing with respect to a particular Seller, the covenants and agreements of such Seller (and any Affiliate of such Seller that is also a Seller) set forth in this Agreement (and, with respect to the HoldCo Sellers, if any, set forth in the Indirect Sale Notice and Accession Agreement) to be performed or complied with at or prior to the Closing shall have been duly performed and complied with in all material respects;

(c)    At the Closing, (i) no Regulatory Approvals shall be (A) subject to a stay declared by a Governmental Authority that is in effect, or have been vacated, reversed, set aside, annulled or suspended, (B) being reconsidered following applicable procedures by any Governmental Authority of competent jurisdiction that has undertaken to reconsider the action on its own motion or (C) subject to any appeal that is pending or in effect, and (ii) all Regulatory Approvals that have been obtained shall have been obtained without the imposition of any term, condition, restriction or consequence that would, individually or in the aggregate with all other terms, conditions, restrictions or consequences imposed as a requirement to obtain other Regulatory Approvals, have or reasonably be likely to require Buyer or any of its Affiliates, or the Company or any Company Subsidiary, to take or agree to take any of the actions described in the proviso to Section 6.2(a) unless otherwise agreed in writing by Buyer;

(d)    [Reserved];

(e)    Since the Seller Letter Execution Date, no Material Adverse Effect has occurred or is occurring;

(f)    Each of the Sellers shall have delivered to Buyer a certificate, dated the Closing Date and signed on behalf of such Seller by a duly authorized officer, certifying as to the satisfaction of the conditions precedent set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(i);

(g)    Neither the Company nor any of its Subsidiaries shall have taken any of the actions listed in Section 6.1(a)(i) through Section 6.1(a)(xix), except for such actions that are (A) required by Law, (B) expressly required by this Agreement or (C) in the ordinary course of business and not material to the Company and its Subsidiaries taken as a whole;

(h) (i) No Other Significant Shareholders shall have exercised (or claim to have exercised and not withdrawn such claim) their rights of first refusal in respect of this Agreement or the Transactions pursuant to Section 11.3 of the Company Shareholders Agreement within the period permitted therefor (the “ROFR Period”), (ii) each Other Significant Shareholder shall have either (A) exercised its tag-along rights in respect of this Agreement or the Transactions pursuant to Section 11.4(III) of the Company Shareholders Agreement and acceded to this Agreement pursuant to Section 10.1 or caused its Other Shareholder Parent(s) to accede to this Agreement as a “Seller”

on its behalf pursuant to Section 10.2 or (B) shall not have exercised such tag-along rights before the Tag Acceptance Period shall have expired and (iii) there shall be no dispute, threatened (in writing by an Other Significant Shareholder) or pending, regarding whether the ROFR Period or the Tag Acceptance Period has lapsed or whether an Other Significant Shareholder has validly exercised its tag along rights or right of first refusal in respect of this Agreement or the Transactions pursuant to the Company Shareholders Agreement;

(i)    No Action shall be pending against the Company or any Company Subsidiary in respect of any Covered Law, except (A) as was disclosed in a Specified Disclosure Document or (B) as would not reasonably be likely to either (1) have a Material Adverse Effect, or (2) result in material and adverse reputational harm to Buyer or any of its Affiliates;

(j) (i) the Closing with respect to ESC and the Dividend Shares either shall have both occurred or shall both be occurring at the first Closing, and (ii) with respect to a Closing with a Seller that is either an Other Significant Shareholder or an Other Shareholder Parent, the Closing with respect to all Sellers in respect of which a Closing has not yet occurred must be occurring at such Closing;

(k)    With respect to any Closing involving an Indirect Sale, (i) each of the HoldCo Conditions shall remain satisfied on the Closing Date and at such Closing and (ii) the HoldCo Sellers shall have delivered to Buyer a certificate, dated the Closing Date and signed on behalf of each such HoldCo Seller by a duly authorized officer thereof, certifying as to the satisfaction of such condition; and

(l)    Solely as a condition to the obligation of Buyer to effect a Closing in respect of Purchased Shares (if any) contemplated to be sold hereunder by Energia São Paulo Fundo de Investimento em Ações and Bonaire Participações S.A. (or as applicable, by the Other Shareholder Parents of Energia São Paulo Fundo de Investimento em Ações and Bonaire Participações S.A.) (the applicable of the foregoing, the “Bonaire Sellers”), the Superintendência Nacional de Previdência Complementar (Previc), pursuant to Instrução No. 31, dated May 21, 2009, issued by the Secretaria de Previdência Complementar, shall have approved the sale by the Bonaire Sellers of their Seller Shares to Buyer pursuant to this Agreement and such approval shall remain in full force and effect (such condition, the “Bonaire Regulatory Condition”). For the avoidance of doubt, this Section 7.2(l) is not a condition to Buyer’s obligation to effect the Closing with respect to any of (i) ESC, (ii) CCSA, (iii) BB Carteira Livre I – Fundo de Investimentos em Ações or (iv) PREVI – Caixa de Previdência dos Funcionarios do Banco do Brasil.

Section 7.3    Conditions to the Obligations of the Sellers. The obligation of each Seller to effect the Closing is subject to the satisfaction (or waiver agreed to in writing by such Seller at or prior to the Closing) of the following conditions:

(a)    Each of the representations and warranties set forth in Article V and in Section 12.4 shall be true and correct at and as of the date hereof and at and as of the Closing Date (except for such representations and warranties that are made as of another specific date which shall be required to be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially impair, or materially delay the consummation of the Transactions;

(b)    The covenants and agreements of the Buyer set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed and complied with in all material respects; and

(c)    Buyer shall have delivered to each Seller a certificate, dated the Closing Date and signed on behalf of Buyer by a duly authorized officer, certifying as to the satisfaction of the conditions precedent set forth in Section 7.3(a) and Section 7.3(b).

(d)    Solely as a condition to the obligation of the Bonaire Sellers to effect a Closing in respect of Purchased Shares (if any) contemplated to be sold by them hereunder, the Bonaire Regulatory Condition shall have been satisfied. For the avoidance of doubt, this Section 7.3(d) is not a condition to the obligations of any of (i) ESC, (ii) CCSA, (iii) BB Carteira Livre I – Fundo de Investimentos em Ações or (iv) PREVI – Caixa de Previdência dos Funcionarios do Banco do Brasil to effect the Closing.

ARTICLE VIII

TERMINATION

Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by written agreement of the Parties;

(b)    by any Party by giving written notice to the other Parties if (i) the Closing shall not have occurred on or prior to the first anniversary of the date of this Agreement (the “Termination Date”) or (ii) any Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions, and such Order shall not be subject to appeal or shall have become final and not subject to any appeal; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the occurrence of the failure of a condition to the consummation of the Transactions contemplated hereby; and provided, further, that any termination of this Agreement by a Seller pursuant to this Section 8.1(b) shall be effective solely with respect to such Seller’s rights and obligations hereunder and the rights and obligations hereunder of each Affiliate of such Seller that is also a Seller and with respect to each other Party’s rights and obligations to such Seller(s) hereunder (but not, for the avoidance of doubt, otherwise with respect to any other Party hereto);

(c)    by the Buyer by written notice to the other Parties if (i) there has been a breach of any representation, warranty, covenant or agreement made by any Seller (or any Affiliate of such Seller that is also a Seller), as the case may be, in this Agreement or in any Seller Accession Agreement or Indirect Sale Notice and Accession Agreement, or (ii) any such representation and warranty shall have become untrue after the date of this Agreement, in the case of either of clause (i) or clause (ii), such that the condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Buyer to the applicable Seller and (y) the Termination Date; provided, however, that the Buyer may only terminate this Agreement pursuant to this Section 8.1(c) with respect to the rights and obligations hereunder of the Seller or Sellers whose (or whose Affiliate’s) representation, warranty, covenant or agreement was breached in the manner contemplated by clause (i) or whose (or whose Affiliate’s) representation or warranty became untrue in the manner contemplated by clause (ii) and each other Party’s rights and obligations to such Seller(s) hereunder (but not, for the avoidance of doubt, otherwise with respect to any other Party hereto);

(d)    by any Seller by written notice to the other Parties if (i) there has been a breach of any representation, warranty, covenant or agreement made by the Buyer in this Agreement, or (ii) any such representation and warranty shall have become untrue after the date of this Agreement, in the case of either of clause (i) or clause (ii), such that the condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to the Buyer and (y) the Termination Date; provided, however, that any termination of this Agreement by a Seller pursuant to this Section 8.1(d) shall be effective solely with respect to such Seller’s rights and obligations hereunder and the rights and obligations hereunder of each Affiliate of such Seller that is also a Seller and with respect to each other Party’s rights and obligations to such Seller(s) (but not, for the avoidance of doubt, otherwise with respect to any other Party hereto);

(e)    by any Party by written notice to the other Parties if any Other Significant Shareholder shall have exercised within the ROFR Period, or claim to have validly exercised within the ROFR Period (and shall not have withdrawn such claim in writing within sixty (60) days of the making thereof), its right of first refusal in connection with this Agreement or the Transactions pursuant to Section 11.3 of the Company Shareholders Agreement;

(f)    by Buyer by written notice to the other Parties if ESC or CCSA ceases to be a party to this Agreement; or

(g)    by Buyer by written notice to the other Parties if the Closing with respect to the Purchased Shares contemplated to be sold hereunder by the Bonaire Sellers has not occurred at or prior to 9:00 a.m. São Paulo time, on the Business Day immediately prior to the date (if any) by which Buyer is required by Brazilian Law to commence a Mandatory Tender Offer; provided, however, that the Buyer may only terminate this Agreement pursuant to this Section 8.1(g) with respect to the rights and obligations hereunder of the Bonaire Sellers and with respect to each other Party’s obligations to the Bonaire Sellers (but not, for the avoidance of doubt, otherwise with respect to any other Party hereto).

Notwithstanding anything to the contrary in this Section 8.1, (i) no Seller shall have any right to terminate this Agreement pursuant to any provision of this Section 8.1 to the extent a Closing with respect to Shares or HoldCo Shares held by it has already occurred, (ii) Buyer shall not have any right to terminate this Agreement with respect to any Seller in respect of whose Seller Shares a Closing has already occurred, (iii) the Bonaire Sellers may only exercise any termination right(s) available to any of them collectively with respect to all Bonaire Sellers and not individually with respect to fewer than all Bonaire Sellers and (iv) any right of Buyer to terminate this Agreement with respect to one Bonaire Seller shall give Buyer the right to terminate this Agreement with respect to all Bonaire Sellers.

Section 8.2    Effect of Termination.

(a)    The termination of this Agreement in whole (or, where specified in Section 8.1, solely with respect to certain Parties) pursuant to the terms of Section 8.1 hereof shall become effective upon written notice by the terminating Party to each other non-terminating Party in accordance with Section 8.1. In the event this Agreement is terminated in whole in accordance with Section 8.1, this Agreement shall become void and of no further force or effect and there shall be no Liability on the part of any Party or their respective stockholders, officers, directors or agents, except that this Section 8.2, Section 13.7 and Section 13.10 shall survive any such termination.

(b)    In the event this Agreement is terminated solely with respect to some, but not all, of the Parties in accordance with the second proviso of Section 8.1(b) or the proviso in either Section 8.1(c) or Section 8.1(d), this Agreement shall become void and of no further force or effect as between the terminated Party and the Persons remaining Party to this Agreement, except that this Section 8.2, Section 13.7 and Section 13.10 shall survive any such partial termination.

(c)    With respect to any termination of this Agreement pursuant to Section 8.1(c) or Section 8.1(d), or the fraud (fraude), willful misconduct (ma-fé) or malice (dolo, whether relating to an action or an omission) of any Party hereto, any and all remedies available to the other Party or Parties in law (including specific performance), shall be preserved and survive the termination of this Agreement, and the Party whose conduct gave rise to such termination of this Agreement, or as applicable, the Party engaging in fraud (fraude), willful misconduct (ma-fé) or malice (dolo, whether relating to an action or an omission) which is finally found by a final and non-appealable judgment of having performed such fraud (fraude), willful misconduct (ma-fé) or malice

(dolo, whether relating to an action or an omission), shall, in addition to any other damages that may be payable in respect thereof, reimburse the other Party or Parties for their Expenses.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1    Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement shall survive the Closing for the period set forth in this Section 9.1. All representations and warranties contained in this Agreement, any Seller Accession Agreement and any Indirect Sale Notice and Accession Agreement, and all claims with respect to any of the foregoing, shall terminate upon the expiration of thirty-six (36) months following the Closing, except that (a) the representations and warranties contained in Section 3.1 (Incorporation and Corporate Power), Section 3.2 (Execution, Delivery; Valid and Binding Agreements), Section 3.3 (No Breach), Section 3.4 (Title to Shares), Section 3.7 (Certain Conduct; Sanctions), Section 3.8 (Brokerage), Section 4.1 (Incorporation and Corporate Power) and Section 4.2 (Capital Stock) (collectively, the “Seller Fundamental Warranties”) and the HoldCo Fundamental Warranties, and all claims with respect to any of the Seller Fundamental Warranties or any of the HoldCo Fundamental Warranties, shall survive indefinitely, (b) the representations and warranties (i) contained in this Agreement that are not Seller Fundamental Warranties and (ii) the HoldCo Non-Fundamental Warranties shall survive until the expiration of sixty (60) months following the Closing to the extent any of the facts, matters or circumstances underlying the applicable claim relate to tax or environmental matters, and (c) in the event of fraud (fraude), willful misconduct (ma-fé)or malice (dolo, whether relating to an action or an omission) with respect to a representation or warranty, such representation or warranty and all claims with respect thereto shall survive indefinitely, it being understood that in the event that notice of any claim for indemnification under this Article IX has been given substantially in accordance with Section 9.4 or Section 9.5, as the case may be, within the applicable survival period, the representations and warranties that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved.

Section 9.2    Indemnification by Sellers. From and after the Closing and subject to the terms and conditions of this Article IX, each Seller, severally and not jointly, shall indemnify, defend and hold harmless Buyer, Buyer’s Affiliates (which shall include ESC in the event that an Indirect Sale occurs) and the respective officers, directors, employees, successors and permitted assigns of the Buyer or any Affiliate of Buyer (excluding, after the Closing, the Company or any Company Subsidiary) (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any Buyer Indemnified Parties, whether in respect of third-party claims, claims between or among the Parties, or otherwise, directly or indirectly relating to, arising out of, resulting from, based upon, with respect to or by reason of any the following:

(a)    any breach of or inaccuracy in any of the representations or warranties contained in Article III or Article IV of this Agreement (solely as such representations and warranties are made by it (or any Affiliate of it that is also a Seller hereunder) and not, for the avoidance of doubt, as such representations and warranties are made by any other Seller (except as specified in Section 2.9(b)(ii)) or in any closing certificate delivered by such Seller pursuant to this Agreement, or in any Seller Accession Agreement or Indirect Sale Notice and Accession Agreement delivered by such Seller, it being understood that, in each case except with respect to Section 4.3(a), Section 4.3(b) and Section 4.4(a), any qualifications relating to materiality, Material Adverse Effect or similar qualifications contained in such representations and warranties shall be disregarded both for purposes of determining whether such representation or warranty was breached or was inaccurate and for purposes of determining the amount of any Loss resulting therefrom;

(b)    any breach of any agreement or covenant made by such Seller (or any Affiliate of it that is also a Seller hereunder) in this Agreement or in any other document executed or delivered in connection with this Agreement, including any Seller Accession Agreement or Indirect Sale Notice and Accession Agreement;

(c)    any Leakage in respect of such Seller or its Related Parties; or

(d)    the Indirect Sale, to the extent that the applicable Buyer’s Indemnified Party would not have suffered the same Loss (including as to the nature and amount of Loss) had the Shares held by ESC been directly sold to Buyer by ESC at the Closing and not through an Indirect Sale, including any pre-Closing Liability of ESC (whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued or otherwise); provided that the indemnity set forth in this Section 9.2(d) shall, notwithstanding anything to the contrary in this Section 9.2, be made solely by the HoldCo Sellers, on a joint and several basis with each other HoldCo Seller, and not by any other Seller and shall only be provided in the event that an Indirect Sale occurs.

Section 9.3    Indemnification by Buyer. From and after the Closing and subject to the terms and conditions of this Article IX, Buyer shall indemnify, defend and hold harmless each Seller and its Affiliates, and the respective officers, directors, employees, successors and permitted assigns of any Seller or of any Affiliate of a Seller (collectively, the “Sellers Indemnified Parties”) from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any Sellers Indemnified Parties, whether in respect of third-party claims, claims between or among the Parties, or otherwise, directly or indirectly relating to, arising out of, resulting from, based upon, with respect to or by reason of any the following:

(a)    any breach of or inaccuracy in any of the representations or warranties contained in Article V or Section 12.4 of this Agreement or in any closing certificate delivered by Buyer pursuant to this Agreement, it being understood that, in each case, any qualifications relating to materiality, material adverse effect or similar qualifications contained in such representations and warranties shall be disregarded both for purposes of determining whether such representation or warranty was breached or was inaccurate and for purposes of determining the amount of any Loss resulting therefrom; or

(b)    any breach of any agreement or covenant made by Buyer Guarantor or Buyer in this Agreement or in any other document executed or delivered in connection with this Agreement.

Section 9.4    Third Party Claims.

(a)    In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any indemnified party hereunder (an “Indemnified Party”) is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than eight (8) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of the existence of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim) (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has materially and adversely affected the defenses available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by a court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim it being understood that by assuming the defense of a Third Party Claim the Indemnifying Party shall be deemed to have irrevocably acknowledged that it has an indemnification obligation hereunder with respect to such Third Party Claim.

(b)    In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense, and to employ separate counsel of its choosing, at its own expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Company or any Company Subsidiary or of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation in respect of a Covered Law or that could reasonably be expected to result in material adverse reputational harm to the Indemnified Party, any of its Affiliates, the Company or any Company Subsidiary, or (iii) any non-monetary condition or obligation being imposed on the Company or any Company Subsidiary or on the Indemnified Party or any of its Affiliates.

(c)    If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party shall have the right but not the obligation to assume its own defense, it being understood that (x) the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim and (y) if the Indemnifying Party so requests (and has not disclaimed its indemnification obligation hereunder with respect to such claim) the Indemnified Party shall keep the Indemnifying Party reasonably apprised of the status of such Third Party Claim.

(d)    The Indemnified Party and the Indemnifying Party shall reasonably cooperate in order to ensure the proper and adequate defense of a Third Party Claim, it being understood that the costs and expenses of the Indemnified Party relating thereto shall be considered Losses. The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third Party Claim.

(e)    The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 9.5    Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim and the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim). The Indemnifying Party shall have a period of sixty (60) days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such sixty (60) day period, the Indemnifying Party will be deemed to have irrevocably acknowledged its obligation to indemnify, defend and hold harmless the Indemnified Parties in respect of Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

Section 9.6    Limitations on Indemnification. Subject to this Section 9.6, no Seller shall be required to indemnify any of the Buyer Indemnified Parties for any Losses pursuant to Section 9.2(a) (i) with respect to any claim unless such claim (or series of related or similar claims) involves Losses in excess of R$1,000,000 (taking into account the entire amount of such Loss otherwise indemnifiable by any other Seller hereunder), (ii) until the aggregate amount of the Losses to which the Buyer’s Indemnified Parties would otherwise be entitled to indemnification pursuant to Section 9.2(a) exceeds 0.75% of the aggregate of all Seller Purchase Price Amounts actually paid by Buyer at all Closings having actually occurred (taking into account the entire amount of all Losses otherwise indemnifiable by any other Seller hereunder) (such amount, the “Basket”), after which the Sellers shall be liable to the Buyer Indemnified Parties hereunder for all such Losses from the first Reais of Loss (including, for the avoidance of doubt, the Losses included in the Basket) or (iii) in a cumulative aggregate amount exceeding, with respect to each Seller (and not taking into account any Losses indemnified or indemnifiable by any other Seller hereunder), 7.5% of such Seller’s Seller Purchase Price Amount; provided that to the extent any Loss arises as a result of or in connection with the breach of any Seller Fundamental Warranty or any HoldCo Fundamental Warranty, clause (ii) above shall not apply and clause (iii) above shall be deemed (solely as it applies to Seller Fundamental Warranties (other than Capped Fundamental R&Ws) and HoldCo Fundamental Warranties) to include the words “100.0%” in lieu of “7.5%” therein. To the extent a Buyer Indemnified Party suffers a Loss arising out of, resulting from, based upon, with respect to or by reason of a breach of or an inaccuracy in a representation or warranty in Article IV made by the Sellers with respect to the Company or a Subsidiary of the Company, each Seller shall only be required to indemnify the applicable Buyer Indemnified Party for such Seller’s Modified Pro Rata Share of such Loss (without prejudice to (i) such Buyer Indemnified Party’s right to seek indemnification for the remainder of such Loss from the other Sellers or (ii) the obligations of such other Sellers to indemnify such Buyer Indemnified Party for such remaining amount); provided that, without duplication, Section 9.7, and not this sentence of Section 9.6, shall apply to the extent any Loss is suffered directly by the Company or a Company Subsidiary, and not directly by a Buyer Indemnified Party. Nothing in this Agreement shall have the effect of limiting in any way a Party’s remedies for claims brought on the basis of fraud (fraude), willful misconduct (ma-fé) or malice (dolo, whether relating to an action or an omission). The Parties acknowledge that Losses of a Buyer Indemnified Party or Seller Indemnified Party shall not include punitive, incidental (other than fees, costs or expenses related to litigation) or indirect damages (including loss of profits), except to the extent that they relate to Losses resulting from a Third Party Claim or to any Loss that would not have arisen if Buyer had purchased the Shares held by ESC directly rather than indirectly through an Indirect Sale.

Section 9.7    Company Losses. Notwithstanding the last sentence of Section 9.6, to the extent the Company or any Company Subsidiary suffers a Loss pursuant to which it would have been entitled to indemnification hereunder had it been a Buyer Indemnified Party, such amount shall be deemed a direct Loss of Buyer subject to indemnification directly to Buyer by each Seller hereunder according to such Seller’s Pro Rata Share.

Section 9.8    Remedies. The Parties expressly agree that, (as between Buyer and each Seller) following the Closing between Buyer and such Seller, their sole and exclusive monetary remedy for the events set forth in this Article IX shall be the indemnification provisions of this Article IX.

Section 9.9    Investigation by Buyer. The right of a Person to any remedy pursuant to this Article IX shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation.

Section 9.10    Additional Agreements. The Parties agree to the matters set forth in Schedule 9.10.

ARTICLE X

ACCESSION

Section 10.1    Accession of Other Significant Shareholders. Any Other Significant Shareholder having exercised its tag-along rights in respect of this Agreement or the Transactions pursuant to Section 11.4(III) of the Company Shareholders Agreement shall either exercise its Other Shareholder Parent Sale Option (in which case Section 10.2 shall apply) or become a Party to this Agreement in the position of a “Seller” (with all attendant rights, duties and obligations stated herein applicable to Sellers, with the same force and effect as if such Other Significant Shareholder had executed this Agreement on the date hereof) by delivering to Buyer and each other Seller then Party hereto, within the later of (x) the expiry of the period contemplated by Section 11.4(III) of the Company Shareholders Agreement and (y) ten (10) Business Days after the date on which such Other Significant Shareholder has exercised its tag along rights pursuant to Section 11.4 of the Company Shareholders Agreement (such window contemplated by the later of clause (x) and clause (y), the “Tag Acceptance Period”), (i) an accession agreement substantially in the form of Exhibit 1 (such agreement, a “Seller Accession Agreement”) duly executed by it, together with (ii) an Acceptable Letter of Credit (unless such Acceptable Letter of Credit requirement is waived in advance in writing by Buyer, which waiver may be granted or denied by Buyer in its sole discretion), whereupon such Seller Accession Agreement and this Agreement shall immediately become the valid, legal and binding obligation of such Other Significant Shareholder, enforceable against such Other Significant Shareholder by the other Parties hereto in accordance with its terms. Notwithstanding anything to the contrary in this Section 10.1, no Seller Accession Agreement executed by any Other Significant Shareholder and delivered to Buyer after the expiry of the applicable Tag Acceptance Period (or which is not accompanied by an Acceptable Letter of Credit unless such Acceptable Letter of Credit requirement is waived in advance in writing by Buyer, which waiver may be granted or denied by Buyer in its sole discretion), shall have any force or effect or be effective to make the Person executing such document a Party hereto without the written consent of Buyer.

Section 10.2    Other Shareholder Parent Sale Option.

(a)    In the event that any Other Significant Shareholder has exercised its tag-along rights in respect of this Agreement or the Transactions pursuant to Section 11.4(III) of the Company Shareholders Agreement and elects not to become a Party to this Agreement in the position of a “Seller” by meeting the requirements of Section 10.1, such Other Significant Shareholder shall, prior to the expiration of the Tag Acceptance Period in respect of such Other Significant Shareholder, cause all, but not less than all, of its Other Shareholder Parents to become a Party to this Agreement in the position of a “Seller” (with all attendant rights, duties and obligations stated herein applicable to Sellers, with the same force and effect as if such Other Shareholder Parents had executed this Agreement on the date hereof) by delivering to Buyer and each other Seller then Party hereto, within such Tag Acceptance Period, a Seller Accession Agreement substantially in the form of Exhibit 1 duly executed by such Other Shareholder Parent, its related Other Significant Shareholder and each other Affiliate of such Other Shareholder Parent required to execute such agreement for purposes of Section 9 thereof, whereupon such Seller Accession Agreement and this Agreement shall immediately become the valid, legal and binding obligation of the executing Other Shareholder Parent and each such other signatory thereto, enforceable against such Other Shareholder Parent and other signatories by the other Parties hereto in accordance with its terms (such option, an “Other Shareholder Parent Sale Option”). Notwithstanding anything to the contrary in this Section 10.2, no Seller Accession Agreement executed by any Other Shareholder Parent and delivered to Buyer after the expiry of the Tag Acceptance Period, or that is not duly executed by all Persons contemplated to be a party thereto, shall have any force or effect or be effective to make the Person executing such document a Party hereto without the written consent of Buyer. For the avoidance of doubt, Other Shareholder Parents acceding to this Agreement pursuant to this Section 10.2 shall not be required to provide an Acceptable Letter of Credit.

(b)    In the event an Other Shareholder Parent becomes a Party to this Agreement pursuant to Section 10.2(a), (i) any requirements pursuant to this Agreement of such Other Shareholder Parent having become a Seller hereunder (A) to sell Tag-Along Shares hereunder, (B) to take or not take certain actions pursuant to the Company Shareholders Agreement or (C) to use best efforts to cause the Company or any Company Subsidiaries to take or not take any action hereunder or (ii) wherever else the context of this Agreement may require in order for an obligation or other agreement of such Other Shareholder Parent hereunder to apply to such Other Shareholder Parent in the same manner as such obligation or other agreement would have applied to such Other Shareholder Parent’s Subsidiary that is an Other Significant Shareholder had such Other Significant Shareholder acceded to this Agreement in accordance with Section 10.1, shall be read to require such Other Shareholder Parent to take (or as applicable, not take) such action either (x) directly or (y) indirectly by causing its Subsidiary that is an Other Significant Shareholder to take (or as applicable, not take) the applicable action. Nothing in this Agreement shall give any Other Shareholder Parent the right, or permit any Other Shareholder Parent to, sell equity interests in any Other Significant Shareholder to Buyer. Any election by an Other Significant Shareholder to exercise its Other Shareholder Parent Sale Option (or to not exercise its Other Shareholder Parent Sale Option and instead accede to this Agreement pursuant to Section 10.1) shall be irrevocable once made.

Section 10.3    Accession by HoldCo Sellers.

In the event that ESC and CCSA have elected to pursue an Indirect Sale pursuant to Section 2.9, CCSA shall (in its capacity as HoldCo Seller), and ESC and CCSA shall cause VBC Energia S.A. to, execute and deliver the Indirect Sale Notice and Accession Agreement to the Buyer and each other Seller then Party hereto, simultaneously with the execution and delivery of the same by ESC and CCSA and within the Indirect Sale Election Window, whereupon (a) each HoldCo Seller shall become a Party to this Agreement in the position of a “HoldCo Seller” in respect of the HoldCo Shares and the Shares held by ESC (with all attendant rights, duties and obligations stated herein applicable to Sellers, with the same force and effect as if such HoldCo Seller had executed this Agreement in such capacities on the date hereof, it being understood that the accession to this Agreement by CCSA as a “HoldCo Seller” shall be in addition to and not in substitution of, and is without prejudice to, the other rights, duties and obligations of CCSA pursuant to this Agreement, including in its capacity as a “Seller” in respect of the Dividend Shares and with respect to the guarantee provided by it pursuant to Article XI and (b) such Indirect Sale Notice and Accession Agreement and this Agreement shall, on and subject to the terms and conditions set forth in the Indirect Sale Notice and Accession Agreement, immediately become the valid, legal and binding obligation of the executing HoldCo Sellers, enforceable against such HoldCo Sellers by the other Parties hereto in accordance with its terms, subject in the case of each of clause (a) and clause (b) to the requirements of Section 2.9.

ARTICLE XI

CCSA GUARANTEED OBLIGATIONS

Section 11.1    CCSA Guaranteed Obligations. CCSA hereby absolutely, unconditionally and irrevocably guarantees to Buyer (i) the full, complete and timely payment, subject to the terms and conditions hereof, of its Seller Guaranteed Obligations, without any set off, restriction, condition or deduction for or on account of any counterclaim, when and as such amount shall become due and payable by the applicable Seller, subject to any defenses to the payment of such obligation that are available to such Seller under or in connection with this Agreement and (ii) the due and punctual performance and observance of their respective Seller Guaranteed Obligations by ESC and (if any) the HoldCo Sellers. The Parties agree that CCSA’s obligations (i) are jointly and severally undertaken with ESC and (if any) each HoldCo Seller and (ii) constitute a primary guarantee of payment and not just of collection.

Section 11.2    Unconditional Nature of Guarantee. If ESC or, as applicable, any HoldCo Seller, shall default for any reason whatsoever on any such payment or performance obligations, then CCSA shall unconditionally perform or cause to be performed and satisfy or cause to be satisfied the applicable performance or payment obligations immediately upon notice from Buyer specifying the default so that the same benefits shall be conferred on Buyer as would have been received if such performance or payment obligations had been duly performed and satisfied by ESC, or, as applicable, the applicable HoldCo Seller. The guarantee set forth in this Article XI shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all payment and performance obligations of ESC and each HoldCo Seller (if any) hereunder, notwithstanding the winding-up, liquidation, dissolution, merger or other incapacity or other restructuring of ESC or any HoldCo Seller or any change in the status, control or ownership of ESC or any HoldCo Seller, other than a change in control or ownership of ESC due to the consummation of the Indirect Sale (if any). Buyer shall not be required to initiate legal proceedings against ESC or any HoldCo Seller or any other Person prior to or contemporaneously with proceeding against CCSA.

Section 11.3    Waivers. Subject to the terms and conditions hereof, CCSA waives (i) any and all legal and equitable defenses available to a guarantor (other than payment in full of the applicable Seller Guaranteed Obligations by the applicable of ESC and the applicable HoldCo Seller (if any)) and (ii) promptness, diligence, presentment, demand of payment, protest, order and any notices hereunder, including any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement and any notice of acceptance.

ARTICLE XII

BUYER GUARANTEED OBLIGATIONS

Section 12.1    Buyer Guaranteed Obligations. Buyer Guarantor hereby absolutely, unconditionally and irrevocably guarantees to each Seller the full, complete and timely payment, subject to the terms and conditions hereof, by Buyer of each Seller Purchase Price Amount at the Closing without any set off, restriction, condition or deduction for or on account of any counterclaim, when and as such amount shall become due and payable by Buyer, subject to any defenses to the payment of such obligation that are available to the Buyer under or in connection with this Agreement. The Parties agree that Buyer Guarantor’s obligations under this Section 12.1 (i) are jointly and severally undertaken with the Buyer and (ii) constitute a primary guarantee of payment and not just of collection.

Section 12.2    Unconditional Nature of Guarantee. If Buyer shall default for any reason whatsoever on any such payment obligations, then Buyer Guarantor shall unconditionally perform or cause to be performed and satisfy or cause to be satisfied such payment obligations immediately upon notice from the applicable Seller specifying the default so that the same benefits shall be conferred on such Seller as would have been received if such payment obligations had been duly performed and satisfied by Buyer. The guarantee set forth in this Article XII shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all payment obligations of Buyer hereunder, notwithstanding the winding-up, liquidation, dissolution, merger or other incapacity or other restructuring of Buyer or any change in the status, control or ownership of Buyer. The Sellers shall not be required to initiate legal proceedings against Buyer or any other Person prior to or contemporaneously with proceeding against the Buyer Guarantor.

Section 12.3    Waiver. Subject to the terms and conditions hereof, Buyer Guarantor waives (i) any and all legal and equitable defenses available to a guarantor (other than payment in full by Buyer) and (ii) promptness, diligence, presentment, demand of payment, protest, order and any notices hereunder, including any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement and any notice of acceptance.

Section 12.4    Buyer Guarantor Representations and Warranties. Buyer Guarantor hereby represents and warrants to each Seller, as of the date of this Agreement and as of the Closing, that:

(a)    Buyer Guarantor (a) is a legal entity duly organized and validly existing under the Laws of Hong Kong, (b) has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and (c) is not in material violation of any of the provisions of its governing documents.

(b)    The execution, delivery and performance by Buyer Guarantor of this Agreement and the consummation of the Transactions by it, have been duly and validly authorized by all requisite corporate action, and no other corporate, member or stockholder authorization or consent or other proceedings on the part of Buyer Guarantor are necessary to authorize the execution, delivery or performance of this Agreement by Buyer Guarantor. This Agreement has been duly executed and delivered by Buyer Guarantor, and constitutes the valid and binding obligation of the Buyer Guarantor, enforceable in accordance with its terms, except to the extent that enforceability thereof may be limited by the Bankruptcy and Equity Exceptions.

(c)    Assuming the receipt of the Regulatory Approvals, the execution, delivery and performance by Buyer Guarantor of this Agreement and the consummation by Buyer Guarantor of the Transactions, do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or result in the creation of a right of termination or acceleration or any Lien upon, any of the assets of Buyer Guarantor under the provisions of (a) any Contract, license or Permit by which Buyer Guarantor is bound or affected, (b) the governing documents or any duly adopted stockholder, or director resolution of Buyer Guarantor or (c) any Laws to which such Buyer Guarantor is subject, or give any Governmental Authority or other Person the right to challenge any of the Transactions, except as would not materially and adversely affect the ability of Buyer Guarantor to perform its obligations hereunder.

(d)    Except as provided in this Section 12.4, the Buyer Guarantor does not make any other representations or warranties whatsoever to any Seller.

ARTICLE XIII

MISCELLANEOUS

Section 13.1     Expenses. Unless otherwise expressly provided herein, each Party hereto shall bear its own Expenses. All out-of-pocket costs, expenses, fees and disbursements (including all costs, expenses, fees and disbursements of legal counsel, accountants, investment bankers or other financial advisors, experts and consultants) incurred in connection with or related to the Mandatory Tender Offer shall be borne exclusively by Buyer. The expenses related to filing with CADE contemplated by Section 6.2 shall be borne exclusively by Buyer (with the exception of the fees related to the legal counsel of each Party).

Section 13.2    Amendment, Waiver and Consent. This Agreement may not be amended or waived except in a writing executed by the Party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. All consents hereunder shall only be effective in writing executed by the party from whom such consent is sought to be effective.

Section 13.3    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement or of any Seller Accession Agreement or any Indirect Sale Notice and Accession Agreement shall be in writing and will be deemed to have been given (a) when personally delivered, if so delivered, (b) when receipt is electronically or telephonically confirmed, if sent by electronic transmission device or email (excluding “out of office” replies and other automated replies), (c) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery or (d) three (3) Business Days after being sent by registered or certified mail. Notices, demands and communications to Buyer, Buyer Guarantor or any Seller shall, unless another address is specified in writing, be sent to the address indicated in the Notices Schedule.

Section 13.4    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Subject to Section 2.5, neither this Agreement nor any of the rights, interests or obligations hereby may be assigned by either Party hereto without the prior written consent of the other Parties hereto; provided that Buyer shall be permitted to assign all of its rights and obligations under this

Agreement to any directly or indirectly Wholly-Owned Affiliate of Buyer Guarantor without the prior written consent of the other Parties hereto (to the extent that Buyer remains jointly and severally liable for the obligation of such Buyer hereunder).

Section 13.5    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 13.6    Entire Agreement. This Agreement (including its Exhibits and Schedules), the Seller Accession Agreements (if any) and the Indirect Sale Notice and Accession Agreement (if any) contains the complete agreement among the Parties hereto and supersedes any prior understandings, agreements or representations by or among the Parties hereto, written or oral, which may have related to the subject matter hereof in any way. In the event of any conflict between this Agreement and any agreement, instrument or other document relating to the Transactions, this Agreement shall prevail.

Section 13.7    Governing Law. This Agreement shall be construed, performed and enforced in all respects in accordance with the Laws of Brazil without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 13.8    [Reserved].

Section 13.9    Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than the third-party rights provided for under Article IX.

Section 13.10    Arbitration.

(a)    Any discrepancy, dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, the existence, validity, effectiveness, interpretation, performance, implementation, termination or any breach hereof or thereof (a “Dispute”) among the Parties, including any of its successors at any title, shall be exclusively and definitively resolved, without any recourse to appeal, by final and binding arbitration. The seat of such arbitration shall be, and the arbitration hearings shall be held in, the City of São Paulo, State of São Paulo, Brazil. The arbitration shall be administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) in accordance with the Rules of Arbitration of the ICC (“Arbitration Rules”), as in effect as of the date of commencement of the arbitration, as modified by this Agreement or mutual agreement of the Parties, and with Law 9,307/96.

(b)    The arbitration shall be conducted in the English language, although documents or testimony may be submitted in Portuguese or any other languages if a translation is provided.

(c)    The arbitration panel shall be composed of three arbitrators. The first arbitrator shall be appointed by the claimant. The second arbitrator shall be appointed by the respondent. The third arbitrator (who shall act as chairman) shall be appointed by the two party-appointed arbitrators, within fifteen (15) days from the date of confirmation of the second party-appointed arbitrator. If any Party fails to appoint an arbitrator within the required period, or if the two arbitrators cannot reach an agreement with respect to the third arbitrator within the applicable periods, the appointment shall be made by the ICC International Court of Arbitration pursuant to the Arbitration Rules. To the extent that a Dispute involves more than one party as claimant, such claimants shall jointly appoint the first arbitrator. To the extent that any Dispute involves more than one respondent, such respondents shall jointly appoint the second arbitrator.

(d)    In case of an arbitration involving three (3) or more parties that can neither be set in a group of claimants nor in a group of respondents, the parties, in agreement, shall appoint two arbitrators within fifteen (15) days after receipt of the last notice by the ICC in this sense. The third arbitrator, whom shall act as the President of the arbitration panel, shall be appointed by the party-appointed arbitrators within fifteen (15) days after the confirmation of the last arbitrator or, if that is not possible by any reason, by the ICC, in accordance with the Arbitration Rules. If the parties fail to appoint the arbitrators, all members of the arbitration panel shall be appointed by the ICC, in accordance with the Arbitration Rules, which shall designate one of them to serve as chairman of the arbitration panel.

(e)    Provided that the terms of reference have not been signed by the parties or approved by the ICC, the ICC may consolidate two or more simultaneous arbitral proceedings arising out of this Agreement or any other agreement entered by the Parties, as the case may be, in accordance with the Arbitration Rules. After the terms of reference are signed by the parties of the Dispute or it is approved by the ICC, the arbitration panel may consolidate arbitral proceedings based on this or any other agreement provided that: (i) the arbitral proceedings arise in connection with the same legal relationship; (ii) the arbitration clauses are compatible; (iii) no party would be unduly prejudiced; and (iv) consolidation under these circumstances would not result in undue delay. The arbitration panel that was first constituted shall have jurisdiction for consolidation and its decision shall be final and binding upon the parties to all proceedings.

(f)    Any award of the arbitration panel must be in writing and state the grounds upon which it is based. The award shall be final and binding on the Parties and their successors at any title, and a judgment upon the award may be recognized and enforced in any court of competent jurisdiction. The fees of the arbitration and other reasonable and documented costs of the party which has prevailed in such arbitration, including reasonable attorney’s fees, shall be borne as established by the arbitration panel.

(g)    As soon as constituted, the arbitration panel may, at the request of a Party, order any interim or conservatory measure it deems appropriate. The arbitration panel may make the granting of any such measure subject to appropriate security being furnished by the requesting party. Any such measure shall take the form of an order, giving reasons, or of a partial award, as the arbitration panel considers appropriate. Before the constitution of the arbitration panel, the Parties may apply to any competent judicial authority or to the Emergency Arbitrator, as provided in the Arbitration Rules, for interim or conservatory measures. The application of a Party to a judicial authority or to the Emergency Arbitrator for such measures or for the implementation of any such measures ordered by the arbitration panel shall not be deemed to be an infringement or a waiver of the arbitration agreement and shall not affect the relevant powers reserved to the arbitration panel.

(h)    Each Party’s promise to resolve all Disputes as set forth herein is given in consideration for the other Party’s like promise. The details or existence of any Disputes, any formal or informal meetings and proceedings conducted hereunder, and any discovery taken in connection with any arbitration, shall be kept strictly confidential and shall not be disclosed or discussed with any third party (excluding a Party’s attorneys, accountants, insurers and other agents and representatives, as reasonably required in connection with any Dispute resolution procedure hereunder), except as otherwise required by any Law or rule of any securities exchange on which such Party’s securities are traded, and as necessary in court proceedings in relation to the arbitration or to enforce or set aside the arbitration award.

(i)    Each Party retains the right to seek judicial assistance to: (a) enforce the applicability of the arbitration; (b) obtain interim measures of protection and (c) enforce any decision of the arbitrators, including the final award. All interim and urgent measures, when applicable, and enforcement procedures, shall be requested to any court having jurisdiction over the Parties, as the case may be, their assets or to the courts of the city of São Paulo, State of São Paulo, Brazil. For any other judicial measures, the Parties hereby elect, the courts of the City of São Paulo, State of São Paulo shall have jurisdiction on such matters.

Section 13.11    Cumulation of Remedies. Subject to the specific limitations set out in this Agreement, no remedy conferred by any provision of this Agreement is intended to be exclusive of any other remedy except as expressly provided for in this Agreement, and each and every remedy shall be cumulative and shall be in addition to every other remedy given thereunder or existing at law by statute or otherwise.

Section 13.12    Specific Performance and Injunctive Relief. Each Party acknowledges and agrees that the Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, so that, in addition to any other remedy that a Party may have under law or equity, each Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, including the Closing. Each Party shall be entitled to enforce the obligations of the other Party hereunder by an order of specific performance pursuant to the Brazilian Civil Procedure Code. In the event of any actual or threatened breach of the provisions of this Agreement, the Parties shall (in addition to any other remedies which they may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and recover attorneys’ fees and costs for same. The Parties do not hereby waive any action or measure (including a charge for losses and damages) to which they may be entitled at any time.

Section 13.13    Language. This Agreement is being executed by the Parties hereto in the English and Portuguese languages. In the event of a conflict between the Portuguese and the English-language version, the English-language version shall control.

Section 13.14    Initials. The Buyer and the Buyer Guarantor hereby authorize Mr. Diego Maia Lecuona or Ms. Renata Silva Franco de Abreu to initialize, on behalf of the Buyer and the Buyer Guarantor this Agreement, its Schedules and Exhibits, as per the following initials, respectively: /s/ DML or /s/ RSFdA . ESC and CCSA hereby authorize Ms. Manoela de Barros Pimentel Penteado de Almeida or Ms. Scylla de Moraes Barros Fucs to initialize, on behalf of ESC and CCSA this Agreement, its Schedules and Exhibits, as per the following initials, respectively: /s/ MdBPPdA or /s/ SdMBC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

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STATE GRID BRAZIL POWER PARTICIPAÇÕES LTDA.

BY:	/s/ Qu Yang
NAME:	QU YANG
TITLE:	CHIEF EXECUTIVE OFFICER

[Signature Page to Share Purchase Agreement executed on September 2, 2016, by and among State Grid Brazil Power Participações Ltda.; State Grid International Development Limited; ESC Energia S.A.; Camargo Correa S.A. and each other Seller acceding hereto in accordance with Article X]

STATE GRID INTERNATIONAL DEVELOPMENT LIMITED

BY:	/s/ Hu Yuhai
NAME:	HU YUHAI
TITLE:	SOLE DIRECTOR AND CHIEF EXECUTIVE OFFICER

[Signature Page to Share Purchase Agreement executed on September 2, 2016, by and among State Grid Brazil Power Participações Ltda.; State Grid International Development Limited; ESC Energia S.A.; Camargo Correa S.A. and each other Seller acceding hereto in accordance with Article X]

CAMARGO CORREA S.A.

BY:	/s/ Luciano Mestrich Motta
NAME:	LUCIANO MESTRICH MOTTA
TITLE:	DIRECTOR

BY:	/s/ Roberto Navarro Evangelista
NAME:	ROBERTO NAVARRO EVANGELISTA
TITLE:	DIRECTOR

[Signature Page to Share Purchase Agreement executed on September 2, 2016, by and among State Grid Brazil Power Participações Ltda.; State Grid International Development Limited; ESC Energia S.A.; Camargo Correa S.A. and each other Seller acceding hereto in accordance with Article X]

ESC ENERGIA S.A.

BY:	/s/ Fernando Luiz Aguilar Filho
NAME:	FERNANDO LUIZ AGUILAR FILHO
TITLE:	DIRECTOR

BY:	/s/ Roberto Navarro Evangelista
NAME:	ROBERTO NAVARRO EVANGELISTA
TITLE:	DIRECTOR

[Signature Page to Share Purchase Agreement executed on September 2, 2016, by and among State Grid Brazil Power Participações Ltda.; State Grid International Development Limited; ESC Energia S.A.; Camargo Correa S.A. and each other Seller acceding hereto in accordance with Article X]

WITNESSES

1.	/s/ Elizete Augusto de Souza	2.	/s/ João Mendes de Oliveira
Name: Elizete Augusto de Souza		Name: João Mendes de Oliveira
ID: 13.966.363-0		ID: 33.936.505-5

[Signature Page to Share Purchase Agreement executed on September 2, 2016, by and among State Grid Brazil Power Participações Ltda.; State Grid International Development Limited; ESC Energia S.A.; Camargo Correa S.A. and each other Seller acceding hereto in accordance with Article X]

INITIAL SHARE SCHEDULE

	(A)	(B)	(C)		(D)
Entity	Number of Shares owned by such entity that are bound by the Company Shareholders Agreement	Number of Shares owned by such entity that are not bound by the Company Shareholders Agreement	Number of Shares to be sold by such entity to Buyer under the Agreement (subject to upward adjustments in accordance with this Agreement)		Percentage of all Shares to be sold by such entity to Buyer under the Agreement
(1) ESC	234,086,204	—	234,086,204		23%
(2) CCSA	—	5,897,311	5,869,876	[1]	0.58%
(3) Affiliates of CCSA (other than ESC) and/or ESC (other than CCSA)	—	—	—		—

[1]	For the avoidance of doubt, 5,869,876 of the 5,897,311 Shares listed in column (B) of row (2) represent Share dividends (bonificações em ações) on bound Shares received on or after January 1, 2016 and prior to the Closing and are to be sold by CCSA under this Agreement as Dividend Shares.